UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

Leidos Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

LEIDOS 2019

Notice of Annual Meeting

of Stockholders and

Proxy Statement

Friday, April 26, 2019 at 9:00 a.m., ET

Leidos Holdings, Inc.

11951 Freedom Drive

Reston, Virginia 20190

A Letter from our Chairman on behalf of the Board of Directors

Dear Fellow Shareholders,

On behalf of the entire Board of Leidos, I would like to thank you for your continued support. As a leader in science, information technology, and engineering for 50 years, our experts are amongst the most trusted in the world. Our 32,000 employees focused heavily in 2018 on leveraging our strengths to drive future growth by winning new work that enabled strong bookings and record backlog. We maintained this focus despite the pressures of a hyper-competitive market and the partial government shutdown.

We are fortunate that our ability to deliver financial sustainability is inextricably linked to our making the world safer, healthier, and more efficient—it is the nature of our business and the potential, we believe, is significant.

We are in businesses that require us to be informed, nimble, creative and efficient. We therefore, from our board and leadership team down throughout our entire employee base, spend a significant amount of time crafting and implementing the right strategy. We further refined this in 2018, enabling our continued differentiation from competitors.

Over the past year we saw direct, tangible benefits affirming the strategic direction we chose. We further enhanced our efforts by targeting investments in key technical discriminator areas as embodied in our seven Leidos technical core competencies.

This year we continued our journey of supporting strategic growth by further enhancing our business development and proposal processes to increase our pipeline and improve win rates. We also increased our investment in technology research and development, which is a critical aspect of our long-term strategy.

I want to take a moment to recognize our employees who demonstrate their strong commitment to our purpose as a company each day. Their service to our customers and drive for performance and efficiency led to the more than three quarters of a billion dollars in cash flow generated from operations for fiscal year 2018. We were also able to redeploy a significant amount of that cash back to shareholders, through dividends and share repurchases. This is all made possible by our employees, their passion for the work they do, their expertise, their collaboration as a team, and their drive to make a difference in society – and in our world.

Foundational to our success is integrity and our commitment to corporate responsibility and sustainability. High ethical standards is the core of Leidos, and I am proud that we were once again recognized this year as one of the 2019 World’s Most Ethical Companies by the Ethisphere Institute. We are continuing to evolve our diversity and inclusion efforts as part of our overall focus on our human capital. We have limited exposure to environmental risks compared to many sectors but we look for opportunities to protect our communities, the planet and future generations where we can find them. I am privileged to work alongside my colleagues who make environmental and social sustainability possible through their contributions.

I look forward to another year of working hard with the Leidos team to pursue our purpose as we support our customers and communities and deliver value back to you, our shareholders.

Sincerely,

Roger A. Krone

Chairman and Chief Executive Officer

Notice of Annual Meeting of Stockholders

Friday, April 26, 2019 9:00 a.m., ET	Leidos Holdings, Inc. 11951 Freedom Drive Reston, Virginia 20190

Items of Business:

1.	To elect thirteen directors;

2.	To approve, by a non-binding, advisory vote, the compensation of our named executive officers;

3.	To consider and vote upon a stockholder proposal regarding simple majority vote, if properly presented;

4.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2020; and

5.	To transact such other business as may properly come before the meeting or any adjournments, postponements or continuations of the meeting.

Record Date: February 25, 2019

Audio Webcast:	The meeting will also be audio webcast simultaneously to the public through a link on the Investor Relations section of our website at www.leidos.com.

Annual Report:	The Leidos 2018 Annual Report on Form 10-K and the Leidos Proxy Statement are available at www.proxyvote.com.

YOUR VOTE IS IMPORTANT!

REVIEW YOUR PROXY STATEMENT AND VOTE IN ONE OF FOUR WAYS:

VIA THE INTERNET Go to www.proxyvote.com or scan the QR code on your proxy and voting instruction card with a smart phone.	BY MAIL Sign, date and return your proxy card in the enclosed envelope.

BY TELEPHONE Call 1-800-690-6903.	IN PERSON Attend the Annual Meeting in Reston, VA.

By Order of the Board of Directors

Raymond L. Veldman Corporate Secretary March 14, 2019

LEIDOS HOLDINGS, INC.

Proxy Statement

LEIDOS HOLDINGS, INC.

11951 Freedom Drive

Reston, Virginia 20190

ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 26, 2019

PROXY STATEMENT

This proxy statement is being furnished to the stockholders of Leidos Holdings, Inc., a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors for use at our annual meeting of stockholders to be held at the company’s office at 11951 Freedom Drive, Reston, Virginia, on Friday, April 26, 2019, at 9:00 a.m. ET. and at any and all adjournments, postponements or continuations of the meeting. This proxy statement and the proxy and voting instruction card are first being sent or made available to our stockholders on or about March 14, 2019.

Information About Voting Rights and Solicitation of Proxies

Who is entitled to vote at the annual meeting?

Only stockholders of record of our common stock as of the close of business on our record date of February 25, 2019 are entitled to notice of, and to vote at, the annual meeting. As of February 25, 2019, there were 143,627,823 shares of common stock outstanding and entitled to vote.

We have no other class of capital stock outstanding. A list of stockholders entitled to vote at the meeting will be available for inspection at 11951 Freedom Drive, Reston, Virginia for at least 10 days prior to the meeting and will also be available for inspection at the meeting.

Do I need an admission ticket to attend the annual meeting?

Yes. If you attend the meeting, you will be asked to present an admission ticket or proof of ownership and valid photo identification. Your admission ticket is:

▶	Attached to your proxy and voting instruction card if you received your proxy materials in the mail;
▶	Can be printed from the online voting site; or

▶	A letter or a recent account statement showing your ownership of our common stock as of the record date, if you hold shares through a bank or a broker.

What constitutes a quorum?

The presence, either in person or by proxy, of the holders of a majority of the total voting power of the shares of common stock outstanding as of February 25, 2019 is necessary to constitute a quorum and to conduct business at the annual meeting. Abstentions and broker “non-votes” will be counted as present for purposes of determining the presence of a quorum.

2019 Proxy Statement    |    1

Information About Voting Rights and Solicitation of Proxies

What is a broker “non-vote”?

A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that matter and has not received voting instructions from the beneficial owner. In tabulating the voting results for a particular proposal, broker “non-votes” are not considered entitled to vote on that proposal. Broker “non-votes” will not have an effect on the outcome of any matter being voted on at the meeting, assuming a quorum is present.

Unless you provide voting instructions to any broker holding shares on your behalf, your broker may not use discretionary authority to vote your shares on any of the matters to be considered at the annual meeting other than the ratification of our independent registered public accounting firm. Please vote your proxy or provide voting instructions to your broker so your vote can be counted.

How many votes am I entitled to?

Each holder of common stock will be entitled to one vote per share, in person or by proxy, for each share of stock held in such stockholder’s name as of February 25, 2019,

on any matter submitted to a vote of stockholders at the annual meeting unless a stockholder elects to cumulate votes for the election of directors as described below.

Is cumulative voting permitted for the election of directors?

In the election of directors, you may cumulate your vote. This means that you may allocate among the director nominees, as you see fit, the total number of votes equal to the director positions to be filled multiplied by the number of shares you hold. You may not cumulate your votes against a nominee and cumulative voting applies only to the election of directors.

If you are a stockholder of record and choose to cumulate your votes, you will need to notify our

Corporate Secretary in writing prior to the Annual Meeting or, if you vote in person at the annual meeting, notify the chair of the meeting prior to the commencement of voting at the annual meeting. You may not submit your proxy or voting instructions over the Internet or by telephone if you wish to distribute your votes unevenly among two or more nominees. If you hold shares beneficially through a broker, trustee or other nominee and wish to cumulate votes, you should contact your broker, trustee or nominee.

How do I vote my shares?

Shares of common stock represented by a properly executed and timely proxy will, unless it has previously been revoked, be voted in accordance with its instructions. In the absence of specific instructions, the shares represented by a properly executed and timely proxy will be voted in accordance with the Board’s recommendations as follows:

▶	FOR all of the company’s nominees to the Board;

▶	FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers;

▶	AGAINST the stockholder proposal regarding simple majority vote; and

▶	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2020.

No other business is expected to come before the annual meeting; however, should any other matter properly come before the annual meeting, the proxy holders intend to vote such shares in accordance with their best judgment on such matter.

There are four different ways to vote your shares:

By Internet: Go to www.proxyvote.com or scan the QR code on your proxy and voting instruction card with a smart phone.

By Telephone: Call 1-800-690-6903.

By Mail: If you received your proxy materials via the U.S. mail, you may complete, sign and return the accompanying proxy and voting instruction card in the postage-paid envelope provided.

In Person: Attend the meeting at the company’s office at 11951 Freedom Drive, Reston, Virginia 20190, and vote in person if you are a stockholder of record or if you have obtained a valid proxy from the stockholder of record.

2    |    2019 Proxy Statement

Information About Voting Rights and Solicitation of Proxies

Submitting a proxy will not prevent you from attending the annual meeting and voting in person. Any proxy may be revoked at any time prior to exercise by delivering a written revocation or a new proxy bearing a later date to our mailing agent, Broadridge, as described below or by attending the annual meeting and voting in person. The mailing address of our mailing agent is Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Simply attending the annual meeting will not revoke a proxy.

What are the voting deadlines?

For shares not held in the Leidos, Inc. Retirement Plan (the “Leidos Retirement Plan”), the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. ET on April 25, 2019. For shares held in the

Leidos Retirement Plan, the deadline for submitting voting instructions using any of the allowed methods is 11:59 p.m. ET on April 23, 2019.

How are the shares held by the Leidos Retirement Plan voted?

Each participant in the Leidos Retirement Plan has the right to instruct Vanguard Fiduciary Trust Company, as trustee of the Leidos Retirement Plan (the “Trustee”), on a confidential basis, how to vote his or her proportionate interests in all shares of common stock held in the Leidos Retirement Plan. The Trustee will vote all shares held in the Leidos Retirement Plan for which no voting instructions are received in the same proportion as the shares for which voting instructions have been received.

The Trustee’s duties with respect to voting the common stock in the Leidos Retirement Plan are governed by the fiduciary provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The fiduciary provisions of ERISA may require, in certain limited circumstances, that the Trustee override the votes of participants with respect to the common stock held by the Trustee and to determine, in the Trustee’s best judgment, how to vote the shares.

How are the shares held by the Stock Plans voted?

Under the terms of our Management Stock Compensation Plan and Key Executive Stock Deferral Plan, Matrix Trust Company, as trustee of these stock plans, has the power to vote the shares of common stock held in these stock plans. Matrix will vote all such shares in the same proportion that our other stockholders collectively vote their shares of common stock. If you are a participant in these stock plans, you do not have the right to instruct Matrix on how to vote your proportionate interests in the shares of common stock held in these stock plans.

What is the difference between a “stockholder of record” and a “beneficial” holder?

These terms describe how your shares are held. If your shares are registered directly with Computershare, our transfer agent, then you are a “stockholder of record” of these shares. If your shares are held in an account at a broker, bank, trust or other similar organization, then you are a “beneficial” holder of these shares. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. If you wish to vote in person at the annual meeting, you must obtain a valid proxy from the organization holding the shares.

2019 Proxy Statement    |    3

Information About Voting Rights and Solicitation of Proxies

Who is soliciting these proxies?

We are soliciting these proxies and the cost of the solicitation will be borne by us, including the charges and expenses of persons holding shares in their name as nominee incurred in connection with forwarding proxy materials to the beneficial owners of such shares. In addition to the use of the mail, proxies may be solicited by our officers, directors and employees in person, by telephone or by email.

Such individuals will not be additionally compensated for such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation.

What is “householding” and how does it affect me?

We have adopted a procedure approved by the Securities and Exchange Commission, or SEC, called “householding.” Under this procedure, we send only one proxy statement and one annual report to eligible stockholders who share a single address, unless we have received instructions to the contrary from any stockholder at that address. This practice is designed to reduce our printing and postage costs. Stockholders who participate in householding will continue to receive separate proxy and voting instruction cards. We do not use householding for any other stockholder mailings.

If you are a registered stockholder residing at an address with other registered stockholders and wish to receive a separate copy of the proxy statement or annual report, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact our mailing agent, Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. If you own shares through a bank, broker, or other nominee, you should contact the nominee concerning householding procedures. We will promptly deliver a separate copy of the proxy statement or annual report to you upon request.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the proxy statement or annual report and you wish to receive a single copy of each of these documents for your household, please contact our mailing agent, Broadridge, at the telephone number or address indicated above.

Where can I find the voting results of the annual meeting?

We intend to announce preliminary voting results at the annual meeting and publish final results in a Current

Report on Form 8-K to be filed with the SEC within four business days of the annual meeting.

Internet Availability of Proxy Materials

As permitted by the rules of the SEC, we are using the Internet as a means of furnishing proxy materials to our stockholders. We believe this method will make the proxy distribution process more efficient, lower costs and help in conserving natural resources.

On or about March 14, 2019, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our proxy statement and annual report. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy and voting instruction card to be able to vote through the Internet or by telephone. Other stockholders, in accordance with their prior requests, and employees with regular access to email have received email notification of how to access our proxy materials and vote via the Internet or by telephone or have been mailed paper copies of our proxy materials and a proxy and voting instruction card.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on April 26, 2019.

The proxy statement and annual report are available at www.proxyvote.com.

4    |    2019 Proxy Statement

Proposal 1 — Election of Directors

At the annual meeting, thirteen directors are to be elected to serve for one-year terms to hold such position until their successors are elected and qualified unless any such director resigns or is removed prior to the end of such term. All nominees have been nominated by the Board of Directors (the “Board”) based on the recommendation of the Nominating and Corporate Governance Committee. To the best knowledge of the Board, all of the nominees are able and willing to serve. Each nominee has consented to be named in this proxy statement and to serve if elected.

Majority Voting Standard in Uncontested Director Elections

We have adopted majority voting procedures for the election of directors in uncontested elections. In an uncontested election, nominees must receive more “for” than “against” votes to be elected. Abstentions are not counted as votes cast. As provided in our bylaws, a “contested election” is one in which the number of nominees exceeds the number of directors to be elected. The election of directors at the 2019 annual meeting is an uncontested election.

If an incumbent director receives more “against” than “for” votes, he or she is expected to tender his or her resignation in accordance with our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider the offer of resignation and recommend to the Board the action to be taken. The Board will promptly disclose its decision as to whether to accept or reject the tendered resignation in a press release, Current Report on Form 8-K or some other public announcement.

Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted as instructed in the proxy. In the absence of specific instructions, the shares represented by properly executed, timely received and unrevoked proxies will be voted “for” each nominee. If any of the nominees listed below becomes unable to stand for election at the annual meeting, the proxy holders intend to vote for any person designated by the Board to replace the nominee unable to serve.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR each nominee.

Nominees for Election to the Board of Directors

Set forth below is a brief biography of each nominee for election as a director and a brief discussion of the specific experience, qualifications, attributes or skills that led to the Board’s conclusion that the nominee should serve as a director of our company. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending to stockholders a group of nominees with complementary skills and a diverse mix of backgrounds, perspectives and expertise beneficial to the broad business diversity of our company. Our board membership criteria and director nomination process are described in the “Corporate Governance” section of this proxy statement.

2019 Proxy Statement    |    5

Proposal 1 — Election of Directors

GREGORY R. DAHLBERG Director Since 2016 Age: 67 Leidos Committees: Classified Activities Oversight Ethics & Corporate Responsibility

Mr. Dahlberg previously held several senior executive positions at Lockheed Martin, including as the Senior Vice President for Washington Operations from 2009 to 2015. Prior to his years at Lockheed Martin, Mr. Dahlberg served as Minority Staff Director of the House Appropriations Defense Subcommittee with jurisdiction over funding for all Department of Defense and intelligence agency programs. Mr. Dahlberg was confirmed by the Senate as the 26th Under Secretary of the Army in 2000 and also served as Acting Secretary of the Army from January 2001 to March 2001.

Mr. Dahlberg’s extensive background in government and the defense industry provides our Board with experience that is directly relevant to our business as a government contractor.

DAVID G. FUBINI Director Since 2013 Age: 65 Leidos Committees: Audit & Finance Human Resources & Compensation	Current Public Company Directorships Bain Capital Specialty Finance, Inc. Former Directorships During Past 5 Years Compuware Corporation

Mr. Fubini is a Senior Lecturer at Harvard Business School and a Director Emeritus at McKinsey & Company, a consulting company. Previously, he was a Senior Director of McKinsey where he worked for over 33 years. He was McKinsey’s Managing Director of the Boston Office, the past leader of the North American Organization Practice and the founder and leader of the Firm’s Worldwide Merger Integration Practice.

Mr. Fubini’s expertise in architecting and executing organizational transformations, his extensive involvement in a wide array of corporate transactions and his executive management experience at McKinsey offer valuable insights to our Board. He is an “audit committee financial expert” as defined by the SEC.

6    |    2019 Proxy Statement

Proposal 1 — Election of Directors

MIRIAM E. JOHN Director Since 2007 Age: 70 Leidos Committees: Classified Activities Oversight Human Resources & Compensation (Chair) Innovation & Technology Nominating & Corporate Governance

Dr. John retired from Sandia National Laboratories, a science and engineering laboratory, after serving since 1982 in a number of managerial and technical roles, most recently of which was as Vice President of Sandia’s California Division. Dr. John is a member of the Department of Defense’s Defense Science Board and Vice Chairman of its Threat Reduction Advisory Committee. She was elected to the AAAS Committee on Science and Public Policy and is the past chair of the National Academies’ Naval Studies Board. She also serves on the boards of a number of federally funded national security laboratories, including MIT Lincoln Lab. She is a Senior Fellow and past Chair of the California Council on Science and Technology. She has also been elected a National Associate of the National Academies and is the recipient of the DoD’s prestigious Eugene Fubini Award and the Navy’s Superior Public Service Award for her advisory contributions.

Dr. John is a highly respected scientist, speaker and consultant on both technical and leadership topics and brings to our Board her diverse experience managing multi-disciplinary science and engineering organizations supporting national security, energy and defense. Our Board believes that Dr. John’s scientific background and leadership experience enable her to provide critical perspectives on technical, national security and organizational issues important to our business.

FRANK KENDALL III Director Since 2017 Age: 70 Leidos Committees: Classified Activities Oversight (Chair) Innovation & Technology Nominating & Corporate Governance

Mr. Kendall has over 40 years of experience in engineering, management, defense acquisition, and national security affairs in private industry, government, and the military. From 2012 to 2017, Mr. Kendall served as the Under Secretary of Defense for Acquisition, Technology and Logistics. He has been a consultant to defense industry firms, non-profit research organizations, and the Department of Defense in the areas of strategic planning, engineering management, and technology assessment. Mr. Kendall was Vice President of Engineering for Raytheon Company. He was also a Managing Partner at Renaissance Strategic Advisors, a Virginia-based aerospace and defense sector consulting firm.

Our Board believes that Mr. Kendall’s vast experience in government and the defense industry, his knowledge of military affairs and his technical, business and strategic planning background provide our Board with unique insights into key areas of our business as a provider of services and solutions to U.S. government customers, as well as international governments and broader commercial markets.

2019 Proxy Statement    |    7

Proposal 1 — Election of Directors

ROBERT C. KOVARIK, JR. Director Since 2018 Age: 69 Leidos Committees: Audit & Finance

Mr. Kovarik has held various leadership positions at globally recognized accounting and consulting firms. Most recently, Mr. Kovarik served as a partner at Ernst & Young LLP from 2002 to 2008. He was part of the National Professional Practice group from 2005 to 2008, where he was a practice director for the Mid-Atlantic Area. From 2002 to 2005, Mr. Kovarik was an engagement partner for a wide range of corporate clients operating in both the government services and commercial markets. Prior to Ernst & Young, Mr. Kovarik was with Arthur Andersen, LLP for over 25 years. At Andersen he held a variety of leadership positions, and served as engagement partner for many large public and private companies with operations in the United States and around the world. Mr. Kovarik has served as an adjunct professor at both the University of Maryland and the University of Virginia.

Mr. Kovarik’s broad experience advising government and commercial clients, and his financial and accounting expertise, are important to our Board in fulfilling its oversight responsibilities. Mr. Kovarik is an “audit committee financial expert” as defined by SEC rules.

HARRY M.J. KRAEMER, JR. Director Since 1997 Age: 64 Leidos Committees: Audit & Finance Ethics & Corporate Responsibility	Current Public Company Directorships Dentsply Sirona Former Directorships During Past 5 Years Catamaran Corporation VWR Corporation

Mr. Kraemer has been an executive partner of Madison Dearborn Partners, LLC, a private equity investment firm, since April 2005, and has served as a professor at the Kellogg School of Management at Northwestern University since January 2005. Mr. Kraemer previously served as the Chairman of Baxter International, Inc., a healthcare products, systems and services company, from 2000 until 2004, as Chief Executive Officer of Baxter from 1999 until 2004, and as President of Baxter from 1997 until 2004. Mr. Kraemer also served as the Senior Vice President and Chief Financial Officer of Baxter from 1993 to 1997.

Mr. Kraemer brings comprehensive executive management experience to our Board as a former Chairman, Chief Executive Officer and Chief Financial Officer of a major global corporation. His investment and health expertise, background in commercial and international business, qualification as an “audit committee financial expert” as defined by SEC rules, and thought leadership as a distinguished educator at a leading business school provide valuable contributions to our Board.

8    |    2019 Proxy Statement

Proposal 1 — Election of Directors

ROGER A. KRONE Chair of the Board Director Since 2014 Age: 62 Leidos Committees: Classified Activities Oversight Ethics & Corporate Responsibility	Current Public Company Directorships BorgWarner Inc.

Roger A. Krone has served as our Chief Executive Officer since July 2014 and as the Chair of the Board since March 2015. Prior to his appointment as our Chief Executive Officer, Mr. Krone served as President of Network and Space Systems for The Boeing Company since 2006. Mr. Krone previously held various senior program management and finance positions at Boeing, McDonnell Douglas Corp. and General Dynamics. Mr. Krone is also a certified public accountant (inactive).

Mr. Krone’s in-depth knowledge of our industry gained by decades of experience in a variety of roles at leading companies provide valuable insights and leadership for our Board. In addition, our Board believes that the Chief Executive Officer should serve on the Board to help communicate the Board’s priorities to management and management’s perspective to the Board.

GARY S. MAY Director Since 2015 Age: 54 Leidos Committees: Ethics & Corporate Responsibility Human Resources & Compensation Innovation & Technology (Chair)

Dr. May has served as the 7th Chancellor of the University of California at Davis since August 2017. He previously served as the Dean of the College of Engineering at the Georgia Institute of Technology from 2011 to 2017. Prior to this, Dr. May served as the Chair of the School of Electrical and Computer Engineering from 2005 to 2011 and was the executive assistant to Georgia Tech President G. Wayne Clough from 2002 to 2005. Dr. May was a National Science Foundation and an AT&T Bell Laboratories graduate fellow and has worked as a member of the technical staff at AT&T Bell Laboratories. He is a member of the National Advisory Board of the National Society of Black Engineers.

Dr. May is a distinguished researcher in the field of computer-aided manufacturing of integrated circuits (IC). He has authored over 200 articles and technical presentations in the area of IC computer-aided manufacturing and has been honored with numerous awards and distinctions for his work. As an accomplished engineer with leadership experience at a prominent academic institution and expertise in areas relevant to our business, Dr. May provides special insight and perspectives that the Board views as important to us as a leading science and technology company.

2019 Proxy Statement    |    9

Proposal 1 — Election of Directors

SURYA N. MOHAPATRA Director Since 2016 Age: 69 Leidos Committees: Human Resources & Compensation Innovation & Technology Nominating & Corporate Governance	Current Public Company Directorships Xylem Inc.

Dr. Mohapatra has held senior leadership positions in the health care industry for more than 30 years, most recently as the Chairman, President and Chief Executive Officer of Quest Diagnostics Incorporated, a leading provider of diagnostic testing, information and services where he had been a senior executive since 1999. Dr. Mohapatra is a past Board member of the ITT Corporation and is currently a member of the board of Xylem Inc., a leading global water technology and transport company. He is also a Trustee of The Rockefeller University and an Executive in Residence at the Columbia Business School.

Our Board believes that Dr. Mohapatra’s extensive executive leadership experience in the health care industry and service on other major public company boards provides valuable perspectives to our Board.

LAWRENCE C. NUSSDORF Director Since 2010 Age: 72 Leidos Committees: Audit & Finance (Chair) Nominating & Corporate Governance	Former Directorships During Past 5 Years Pepco Holdings, Inc.

Mr. Nussdorf is Chairman and Chief Executive Officer of Clark Enterprises, Inc., a privately held company with extensive interests in real estate, private equity and traditional investments. He previously served as President and Chief Operating Officer of Clark Enterprises from 1998 to 2015 and as Vice President and Treasurer of Clark Construction Group, LLC from 1977 through 2015.

Trained as an attorney and CPA, Mr. Nussdorf has been at the forefront of strategic and long-term planning and has vast experience managing operations and finance for multiple businesses. Our Board believes that this experience, as well as Mr. Nussdorf’s public company board leadership experience, adds valuable perspectives to our Board. He is an “audit committee financial expert” as defined by SEC rules.

10    |    2019 Proxy Statement

Proposal 1 — Election of Directors

ROBERT S. SHAPARD Lead Director Director Since 2013 Age: 63 Leidos Committees: Audit & Finance Nominating & Corporate Governance (Chair)

Mr. Shapard currently serves as Chairman of the board of directors of Oncor Electric Delivery Company LLC, where he also served as Chief Executive Officer from April 2007. He previously served as a strategic advisor to Oncor, helping to implement and execute growth and development strategies. Between March and October 2005, he served as Chief Financial Officer of Tenet Healthcare Corporation, one of the largest for-profit hospital groups in the United States, and was Executive Vice President and Chief Financial Officer of Exelon Corporation, a large electricity generator and utility operator, from 2002 to February 2005. Before joining Exelon, Mr. Shapard was Executive Vice President and Chief Financial Officer of Ultramar Diamond Shamrock, a North American refining and marketing company. Previously, from 1998 to 2000, Mr. Shapard was CEO and managing director of TXU Australia Pty. Ltd., a subsidiary of the former TXU Corp., which owned and operated electric generation, wholesale trading, retail, and electric and gas regulated utility businesses.

As an experienced executive in the energy industry, Mr. Shapard brings to our Board a unique perspective on issues that are important to our business. In addition, his previous experience as a Chief Financial Officer provides expertise critical to his role as a member on our Board’s Audit & Finance Committee. He is an “audit committee financial expert” as defined by SEC rules.

SUSAN M. STALNECKER Director Since 2016 Age: 66 Leidos Committees: Audit & Finance

Ms. Stalnecker was employed by E.I. du Pont de Nemours & Co. from 1977 to 2016, serving in numerous senior roles during her tenure, including 10 years as Vice President and Treasurer and most recently as Vice President, Corporate Productivity and Hospitality. Ms. Stalnecker previously served on the board of directors of PPL Corporation, a public holding company of PPL Electric Utilities Corporation from December 2001 to January 2009, and on the board of trustees of Duke University from 2003 to 2015. She currently serves on the board of directors of Bioventus LLC, The Macquarie Optimum Funds, and the Duke University Health System, Inc.

Ms. Stalnecker brings to our Board diverse business experience, including financial acumen important to our Board’s Audit & Finance Committee. She is an “audit committee financial expert” as defined by SEC rules.

2019 Proxy Statement    |    11

Proposal 1 — Election of Directors

NOEL B. WILLIAMS Director Since 2013 Age: 64 Leidos Committees: Ethics & Corporate Responsibility (Chair) Human Resources & Compensation

Ms. Williams is the retired President of HCA Information Technology & Services, Inc., a wholly owned subsidiary of Nashville-based HCA (Hospital Corporation of America). Ms. Williams has over 35 years of experience in healthcare IT. She spent 30 years in HCA’s Information Service Department in a variety of positions. Ms. Williams has previously served on the boards of Franklin Road Academy, the United Way of Middle Tennessee, The Nashville Alliance for Public Education, the National Alliance for Health Information Technology (NAHIT), The HCA Foundation and the American Hospital Association Working Group for Health IT Standards. Ms. Williams is an Emeritus member of the Vanderbilt University School of Engineering Committee of Visitors and a member of the Leadership Nashville class of 2010. She also served as an adjunct professor in the Owen School of Management of Vanderbilt University for several years.

Ms. Williams brings to our Board extensive leadership experience in healthcare information technology and provides insights and perspectives that our Board views as important to us as a provider of information technology services and solutions.

12    |    2019 Proxy Statement

Corporate Governance

Corporate Governance Guidelines

Our Board recognizes the importance of strong corporate governance as a means of addressing the various needs of our stockholders, employees, customers and other stakeholders. As a result, our Board has adopted Corporate Governance Guidelines which, together with our certificate of incorporation, bylaws, committee charters and other key governance practices and policies, provide the framework for our corporate governance. Our Corporate Governance Guidelines cover a wide range of subjects, including criteria for determining the independence and qualification of our directors. These guidelines are available on our website at www.leidos.com by clicking on the links entitled “Investors” followed by “Corporate Governance.” The Board recognizes that observing good corporate governance practices is an ongoing responsibility. The Nominating and Corporate Governance Committee regularly reviews corporate governance developments and recommends revisions to these Corporate Governance Guidelines and other corporate governance documents as necessary to promote our stockholders’ best interests and to help ensure that we comply with all applicable laws, regulations and stock exchange requirements.

Codes of Conduct

All of our employees, including our executive officers, are required to comply with our Code of Conduct, which describes our standards for protecting company and customer assets, fostering a safe and healthy work environment, dealing fairly with customers and others, conducting international business properly, reporting misconduct and protecting employees from retaliation. This code forms the foundation of our corporate policies and procedures designed to promote ethical behavior in all aspects of our business.

Our directors also are required to comply with our Code of Business Conduct of the Board of Directors intended to describe areas of ethical risk, provide guidance to directors and help foster a culture of honesty and accountability. This code addresses areas of professional conduct relating to service on our Board, including conflicts of interest, protection of confidential information, fair dealing and compliance with all applicable laws and regulations.

These documents are available on our website at www.leidos.com by clicking on the links entitled “Investors” followed by “Corporate Governance.”

Director Independence

The Board annually determines the independence of each of our directors and nominees in accordance with the Corporate Governance Guidelines. These guidelines provide that “independent” directors are those who are independent of management and free from any relationship that, in the judgment of the Board, would interfere with their exercise of independent judgment. No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization with which we have a relationship). The Board has established independence standards set forth in the Corporate Governance Guidelines that include all elements of independence required by the listing standards of the New York Stock Exchange, or NYSE.

All members of the Audit and Finance, Human Resources and Compensation and Nominating and Corporate Governance Committees must be independent directors as defined by the Corporate Governance Guidelines. Members of the Audit and Finance Committee and the Human Resources and Compensation Committee must also satisfy separate independence requirements which require that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their directors’ compensation or be an affiliated person of ours or any of our subsidiaries.

Each year, our directors are obligated to complete a questionnaire which requires them to disclose any transactions with us in which the director or any member of his or her immediate family might have a direct or potential conflict of interest. Based on its review of an analysis of the responses, the Board determined that all directors are independent under its guidelines and free from any relationship that would interfere with the exercise of their independent judgment, except for Roger A. Krone because of his role as our Chief Executive Officer.

2019 Proxy Statement    |    13

Corporate Governance

Criteria for Board Membership

To fulfill its responsibility to identify and recommend to the full Board nominees for election as directors, the Nominating and Corporate Governance Committee reviews the composition of the Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board. In evaluating potential nominees, the Committee and the Board consider each individual in the context of the Board as a whole, with the objective of recommending to stockholders a slate of individual director nominees that can best continue the success of our business and advance stockholders’ interests. In evaluating the suitability of individual nominees, the Nominating and Corporate Governance Committee and the Board consider many factors, including:

▶	expertise and involvement in areas relevant to our business such as defense, intelligence, science, finance, government or commercial and international business;

▶	interpersonal skills, substantial personal accomplishments and diversity as to gender, age, race/ethnicity and experience;

▶	commitment to business ethics, professional reputation, independence and understanding of the responsibilities of a director and the governance processes of a public company;

▶	demonstrated leadership, with the ability to exercise sound judgment informed by diversity of experience and perspectives; and

▶

benefits from the continuing service of qualified incumbent directors in promoting stability and continuity, contributing to the Board’s ability to work together as a collective body and giving the company the benefit of experience and insight that its directors have accumulated during their tenure.

The Nominating and Corporate Governance Committee reviews the director selection process annually and the Committee and the Board assess its effectiveness through an annual written evaluation process. The Board expects a high level of commitment from its members and will review a candidate’s other commitments and service on other boards to ensure that the candidate has sufficient time to devote to us. In addition, non-employee directors may not serve on the boards of directors of more than four other publicly-traded companies. Moreover, directors are expected to act ethically at all times and adhere to our Code of Business Conduct of the Board of Directors.

Board Leadership Structure

The Board is currently led by Roger A. Krone as Chair and Robert S. Shapard as independent Lead Director. Our Board believes that it is in the best interests of stockholders for the Board to have the flexibility to determine the most qualified and appropriate individual to serve as Chair of the Board, whether that person is an independent director or the Chief Executive Officer. The Board selects the Chair annually and may decide to separate or combine the roles of Chair of the Board and Chief Executive Officer, if appropriate, any time in the future. In cases where the Board determines it is in the best interests of our stockholders to combine the positions of Chair and Chief Executive Officer, the Nominating and Corporate Governance Committee nominates an independent director to serve as “Lead Director,” who then must be approved by at least a majority of the independent directors.

The Lead Director has specifically delineated duties, which include:

▶	reviewing and approving meeting agendas and the annual schedule of meetings;

▶	providing input to the Chair on the quantity, quality and timeliness of information provided to the Board;

▶	calling and chairing all meetings of the independent directors and apprising the Chair of the issues considered, as appropriate;

▶	presiding, in the Chair’s absence, at Board meetings and the annual meeting of stockholders;

▶	helping the Chair facilitate full and candid Board discussions, ensuring all directors express their views on key Board matters and assisting the Board in achieving a consensus;

▶	being authorized to attend all committee meetings, as appropriate;

▶	serving as the liaison between the independent directors and the Chair and Chief Executive Officer;

▶	being available for consultation and direct communication with significant stockholders and other interested parties, if requested;

14    |    2019 Proxy Statement

Corporate Governance

▶	collaborating with the Human Resources and Compensation Committee on the annual performance evaluation of the Chief Executive Officer;

▶	collaborating with the Nominating and Corporate Governance Committee on the performance and structure of the Board and its committees, including the performance of individual directors;

▶	on behalf of the independent directors, retaining such counsel or other advisors as they deem appropriate in the conduct of their duties and responsibilities; and

▶	performing such other duties as the Board may determine from time to time.

Our Board is committed to strong corporate governance and believes that Board independence and oversight of management are effectively maintained through the Board’s current composition, committee structure and the position of Lead Director. Currently, 12 of our 13 directors are “independent” as defined by the NYSE rules and our Corporate Governance Guidelines. The Board’s Audit and Finance, Human Resources and Compensation and Nominating and Corporate Governance Committees are each comprised entirely of independent directors.

The Board’s Role in Risk Oversight

As part of its oversight function, the Board and its committees monitor risk as part of their regular deliberations throughout the year. When granting authority to management, approving strategies, making decisions and receiving management reports, the Board considers, among other things, the risks facing the company. The Board also oversees risk in particular areas through its committee structure. The Audit and Finance Committee evaluates the company’s guidelines and policies regarding risk assessment and risk management, including risks related to internal control over financial reporting, the company’s major financial risk exposures, including financial, capital investment and insurance risks, and information security and related risk exposures and the steps management has taken to monitor and control such exposures. The Human Resources and Compensation Committee evaluates risks potentially arising from the company’s human resources and compensation policies and practices. The Ethics and Corporate Responsibility Committee oversees risks associated with unethical conduct and political, social, environmental and reputational risks. The Classified Activities Oversight Committee oversees risks associated with the company’s classified business activities and receives reports from management on particular classified projects involving significant performance, financial or reputational risks. Company management also maintains an Enterprise Risk Management Committee, comprised of the Chief Executive Officer and senior executives that, among other things, establishes the overall corporate risk strategy and ensures that policies, systems, processes and training are established to identify and address appropriate risk matters within the company. This management committee reports regularly to the Audit and Finance Committee, and annually to the full Board, on its activities and findings, highlighting the key risks we face and management’s actions for managing those risks.

Our full Board and our Board’s Audit and Finance Committee are each involved in oversight of our management of cybersecurity risk. Information security is critical to maintaining the trust of our customers and business partners, and we are committed to protecting the security of our data and systems from potential breach. As a government contractor and a provider of information technology services, we are entrusted with highly sensitive information, and we are continuously exposed to unauthorized attempts to compromise this information through cyberattacks, insider threats and other information security threats. Management provides our Board and the Audit and Finance Committee with regular updates about our cybersecurity and related risk exposures, our policies and procedures to mitigate such exposures and the status of projects to strengthen our information security infrastructure and defend against and respond to threats.

Board of Directors Meetings

During fiscal 2018, the Board held eight meetings of the entire Board. The independent directors met seven times during the year, either in executive session of regular board meetings or in separate meetings. Mr. Shapard, the independent Lead Director, presides at all executive sessions of our independent directors as provided by our Corporate Governance Guidelines. During fiscal 2018, no director attended fewer than 75% of the aggregate of the meetings of the Board and committees of the Board on which they served. In addition, all directors attended the 2018 annual meeting of stockholders. It is our policy to encourage all directors to attend our annual meeting.

2019 Proxy Statement    |    15

Corporate Governance

Board Committees

The Board has the following principal standing committees: Audit and Finance, Classified Activities Oversight, Ethics and Corporate Responsibility, Human Resources and Compensation, Innovation and Technology, and Nominating and Corporate Governance. The charters of these committees are available in print to any stockholder who requests them and are also available on our website at www.leidos.com by clicking on the links entitled “Investor Relations,” “Corporate Governance” and then “Board Committees.”

Listed below are the members of each of the six standing committees as of the date of this proxy statement:

	Audit & Finance	Classified Activities Oversight	Ethics & Corporate Responsibility	Human Resources & Compensation	Innovation & Technology	Nominating & Corporate Governance

Gregory R. Dahlberg

David G. Fubini

Miriam E. John

Frank Kendall III

Robert C. Kovarik, Jr.

Harry M.J. Kraemer, Jr.

Roger A. Krone

Gary S. May

Surya N. Mohapatra

Lawrence C. Nussdorf

Robert S. Shapard

Susan M. Stalnecker

Noel B. Williams
Committee Chair Audit Committee Financial Expert

Committee Responsibilities

Following are descriptions of the primary areas of responsibility for each of the six standing committees:

Audit & Finance Committee	Number of Meetings in Last Fiscal Year: 6

▶	Appoints and evaluates independent auditor and pre-approves fees;

▶	Pre-approves audit and permitted non-audit services;

▶	Reviews any audit problems;

▶	Reviews adequacy of internal controls over financial reporting and disclosure controls and procedures;

▶	Reviews and updates the internal audit plan;

▶	Reviews any significant risks and exposures and steps taken to minimize risks;

▶	Reviews quarterly and annual financial statements prior to public release;

16    |    2019 Proxy Statement

Corporate Governance

▶	Reviews critical accounting policies or changes in accounting policies;

▶	Reviews periodically legal matters that may significantly impact the financial statements; and

▶	Reviews and makes any necessary recommendations to the Board and management concerning:

–	capital structure, including the issuance of equity and debt securities and the incurrence of indebtedness;

–	payment of dividends, stock splits and stock repurchases;

–	financial projections, plans and strategies;

–	general financial planning, cash flow and working capital management, capital budgeting and expenditures;

–	tax planning and compliance;

–	mergers, acquisitions and strategic transactions; and

–	investor relations programs and policies.

Classified Activities Oversight Committee	Number of Meetings in Last Fiscal Year: 2

▶	Reviews policies, processes, procedures, training, risk assessment and management activities applicable to our classified business activities;

▶	Reviews reports from management on particular classified projects involving significant performance, financial or reputational risks; and

▶	Reviews other classified business issues that the Board or management would like the Committee to review.

Ethics & Corporate Responsibility Committee	Number of Meetings in Last Fiscal Year: 2

▶	Reviews ethical responsibilities of employees, directors, subcontractors, suppliers, joint venture partners and consultants under our policies and procedures;

▶	Reviews policies and procedures addressing the resolution of conflicts;

▶

Reviews and evaluates procedures for the receipt, retention and treatment of complaints regarding alleged violations of our policies, procedures and standards related to ethical conduct and legal compliance;

▶	Monitors the effectiveness of our ethics, compliance and training programs and related policies; and

▶

Reviews policies and practices in the areas of corporate responsibility including such political, social and environmental issues that may affect our business operations, performance, public image or reputation.

Human Resources & Compensation Committee	Number of Meetings in Last Fiscal Year: 5

▶	Determines CEO compensation and approves compensation of our other executive officers;

▶	Exercises all rights, authority and functions under our stock, retirement and other compensation plans;

▶	Approves non-employee director compensation;

▶	Reviews and approves the annual report on executive compensation for inclusion in our proxy statement;

▶	Reviews compensation risk; and

▶	Periodically reviews our human resources strategy, policies and programs.

Role of Independent Consultant

The Human Resources and Compensation Committee has retained Frederic W. Cook & Co., as its independent compensation consultant to assist the Committee in evaluating executive compensation programs and in setting executive officer compensation. The consultant serves the Committee in an advisory role only and does not decide or approve any

2019 Proxy Statement    |    17

Corporate Governance

compensation actions. The consultant reports directly to the Committee and does not perform any services for management. The consultant’s duties include the following:

▶	reviews total compensation philosophy, peer group, and target competitive positioning for reasonableness and appropriateness;

▶	reviews overall executive compensation program and advises the Committee on evolving best practices;

▶	provides independent analyses and recommendations to the Committee on executive officers’ compensation and new programs that management submits to the Committee for approval; and

▶	reviews the Compensation Discussion and Analysis for our Proxy Statement.

The consultant interacts directly with members of management only on matters under the Committee’s oversight and with the knowledge and permission of the Committee. The Committee has assessed the independence of Frederic W. Cook & Co. pursuant to SEC rules and concluded that the firm’s work for the Committee does not raise any conflict of interest.

Compensation Committee Interlocks and Insider Participation

None of the members of our Human Resources and Compensation Committee have at any time, been an officer or employee of ours. None of our executive officers currently serve, or in the past fiscal year have served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Human Resources and Compensation Committee.

Innovation & Technology Committee	Number of Meetings in Last Fiscal Year: 3

▶	Reviews technology capabilities and provides guidance on our technology and innovation strategy;

▶	Assesses our technical workforce and its suitability for meeting our needs;

▶	Reviews and advises on our research and development expenditure plans;

▶	Assists the Board in overseeing investments in science and technology;

▶	Assesses science and technology trends and how we could take advantage of emerging technologies; and

▶	Reviews the effectiveness of our internal research and development program as a driver of innovation and entrepreneurship.

Nominating & Corporate Governance Committee	Number of Meetings in Last Fiscal Year: 4

▶	Evaluates, identifies and recommends director nominees;

▶	Reviews the composition and procedures of the Board;

▶	Makes recommendations regarding the size, composition and charters of the Board’s committees;

▶	Reviews and develops long-range plans for CEO and management succession;

▶	Develops a set of corporate governance principles;

▶	Recommends an independent director to serve as non-executive Chair of the Board or as Lead Director; and

▶	Develops and oversees an annual self-evaluation process of the Board and its committees.

Director Nominations Process

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Committee regularly assesses the Board’s current and projected strengths and needs by, among other things, reviewing the Board’s current profile, the criteria for board membership described in this proxy statement beginning on page 14 and our current and future needs.

18    |    2019 Proxy Statement

Corporate Governance

When vacancies on the Board are anticipated or otherwise arise, the Committee prepares a target candidate profile and develops an initial list of director candidates identified by the current members of the Board, business contacts, community leaders and members of management. The Committee may also retain a professional search firm to assist in developing a list of qualified candidates. The Nominating and Corporate Governance Committee would also consider any stockholder recommendations for director nominees that are properly received. The Committee then screens and evaluates the resulting slate of director candidates to identify those individuals who best fit the target candidate profile and Board membership criteria and provides the Board with its recommendations. The Board then considers the recommendations and votes on whether to nominate the director candidate for election by the stockholders at the annual meeting or to appoint the director candidate to fill a vacancy on the Board.

Stockholder Recommendations and Nominations of Director Candidates

The Nominating and Corporate Governance Committee considers stockholder recommendations for candidates for the Board of Directors using the same criteria described above under “Corporate Governance—Criteria for Board Membership.” The name of any recommended candidate for director, together with a brief biographical sketch, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating stockholder’s ownership of company stock must be sent to: Leidos Holdings, Inc., Office of the Corporate Secretary, 11951 Freedom Drive, Reston, Virginia 20190.

Any stockholder may nominate a person for election as a director by complying with the procedures set forth in our bylaws.

Mandatory Retirement Policy

The Board has adopted a mandatory retirement age of 75 for non-employee directors. Employee directors are expected to retire from the Board upon their retirement or resignation as an employee of the company. It is the general policy of the Nominating and Corporate Governance Committee not to nominate candidates for re-election at any annual stockholder meeting to be held after he or she has attained the applicable retirement age.

Director Compensation

We use a combination of cash and stock-based incentives to attract and retain qualified candidates to serve as directors. In determining director compensation, we consider the significant amount of time required of our directors in fulfilling their duties, as well as the skill and expertise of our directors. The Human Resources and Compensation Committee periodically reviews director compensation with the assistance of independent compensation consultants and recommends to the Board the form and amount of compensation to be provided. The director compensation described below represents the total compensation received by our directors for their service as directors for both Leidos Holdings, Inc. and Leidos, Inc.

The following is a summary of our annual compensation program for our non-employee directors, as paid for service in 2018:

Cash Compensation

Our directors receive an annual cash retainer of $115,000. The Chair of the Audit and Finance Committee receive an additional annual retainer of $25,000, and the chair of each other committee receive an additional annual retainer of $15,000. The independent Lead Director also receives an additional annual retainer of $30,000. These annual retainer amounts are prorated based on time served on the Board or in a committee Chair role during the year. We also reimburse our directors for expenses incurred while attending meetings or otherwise performing services as a director. We do not pay separate meeting fees.

Equity Compensation

Directors receive annual equity awards under our equity incentive plan. Each of our directors receives an annual equity award valued at approximately $150,000, two-thirds in the form of restricted stock units and one-third in the form of stock options. These equity awards vest on the earlier of one year from the date of grant or on the date of the next annual meeting of stockholders following the date of grant. If a director retires due to our mandatory retirement policy, the director’s equity awards continue to vest as scheduled and options remain exercisable for the remainder of the option term.

2019 Proxy Statement    |    19

Corporate Governance

Deferral Plans

The directors are eligible to defer all or any portion of their cash retainers or certain equity compensation into our Keystaff Deferral Plan or Key Executive Stock Deferral Plan, or both. These plans are described in further detail under the caption “Executive Compensation—Nonqualified Deferred Compensation” below.

Stock Ownership Guidelines and Policies

The Board believes that its members should acquire and hold shares of our stock in an amount that is meaningful and appropriate. To encourage directors to have a material investment in our stock, the Board has adopted stock ownership guidelines that call for directors to hold shares of our stock earned from their service on our Board until attaining stock ownership with a value of at least five times the amount of their annual cash retainer. All of our directors continue to observe this holding requirement. In addition to these ownership guidelines, our directors are also subject to policies that prohibit certain short-term or speculative transactions in our securities that we believe carry a greater risk of liability for insider trading violations or may create an appearance of impropriety. Our policy requires directors to obtain preclearance from our General Counsel for all transactions in our securities.

The following table sets forth information regarding the compensation paid to our directors for service in fiscal 2018.

Name(1)	Fees earned or paid in cash ($) (2)	Stock awards ($) (3)	Option awards ($) (4)	Total ($)
Gregory R. Dahlberg	$115,000	$100,000	$50,000	$265,000
David G. Fubini	$115,000	$100,000	$50,000	$265,000
Miriam E. John	$130,000	$100,000	$50,000	$280,000
John P. Jumper	$48,750	—	—	$48,750
Frank Kendall III	$122,500	$100,000	$50,000	$272,500
Robert C. Kovarik, Jr.	$66,750	$100,000	$50,000	$216,750
Harry M.J. Kraemer, Jr.	$127,500	$100,000	$50,000	$277,500
Gary S. May	$130,000	$100,000	$50,000	$280,000
Surya N. Mohapatra	$115,000	$100,000	$50,000	$265,000
Lawrence C. Nussdorf	$150,000	$100,000	$50,000	$300,000
Robert S. Shapard	$145,000	$100,000	$50,000	$295,000
Susan M. Stalnecker	$115,000	$100,000	$50,000	$265,000
Noel B. Williams	$130,000	$100,000	$50,000	$280,000

(1)	Roger A. Krone, our Chief Executive Officer, is not included in this table because he did not receive additional compensation for his services as a director.

(2)

Amounts in this column represent the aggregate dollar amount of all fees earned or paid in cash for services as a director for annual retainer fees, committee and/or chair fees and meeting fees. The directors are eligible to defer such cash fees into our Keystaff Deferral Plan and Key Executive Stock Deferral Plan. Dr. John, Mr. Kendall and Mr. Kraemer elected to defer all of their fees earned in fiscal 2018 into our Keystaff Deferral Plan.

(3)

Amounts in this column reflect the grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculations of these amounts, see Note 19 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K as filed with the SEC on February 19, 2019. For fiscal 2018, each of our non-employee directors received restricted stock units with a grant date fair value of approximately $100,000. The directors are eligible to defer such awards into our Key Executive Stock Deferral Plan. Mr. Kendall and Mr. Kraemer elected to defer all of their restricted stock units granted in fiscal 2018 into our Key Executive Stock Deferral Plan.

20    |    2019 Proxy Statement

Corporate Governance

At the end of fiscal 2018, the following non-employee directors held the following number of unvested stock units, including unvested stock units in our Key Executive Stock Deferral Plan:

Name	Unvested stock units (#)
Gregory R. Dahlberg	1,586
David G. Fubini	1,586
Miriam E. John	1,586
John P. Jumper	—
Frank Kendall III	1,586
Robert C. Kovarik, Jr.	1,416
Harry M.J. Kraemer, Jr.	1,586
Gary S. May	1,586
Surya N. Mohapatra	1,586
Lawrence C. Nussdorf	1,586
Robert S. Shapard	1,586
Susan M. Stalnecker	1,586
Noel B. Williams	1,586

(4)

Amounts in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718. For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculations of these amounts, see Note 19 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K as filed with the SEC on February 19, 2019. During fiscal 2018, our non-employee directors were each issued options to purchase shares of our common stock, with a grant date fair value of approximately $50,000. At the end of fiscal 2018, our non-employee directors held vested and unvested options to purchase the following number of shares of our common stock:

Name	Aggregate shares subject to outstanding options (#)
Gregory R. Dahlberg	14,051
David G. Fubini	46,403
Miriam E. John	55,396
John P. Jumper	—
Frank Kendall III	8,739
Robert C. Kovarik, Jr.	3,879
Harry M.J. Kraemer, Jr.	55,396
Gary S. May	28,204
Surya N. Mohapatra	14,051
Lawrence C. Nussdorf	55,396
Robert S. Shapard	46,403
Susan M. Stalnecker	14,051
Noel B. Williams	46,403

Related Party Transactions

There were no transactions during fiscal 2018 in which any related party had a direct or indirect material interest. The Board has adopted written policies and procedures for the review and approval of transactions between us and certain “related parties,” which are generally considered to be our directors and executive officers, nominees for director, holders of five percent or more of our outstanding capital stock and members of their immediate families. The Board has delegated to

2019 Proxy Statement    |    21

Corporate Governance

the Ethics and Corporate Responsibility Committee the authority to review and approve the material terms of any proposed related party transaction. If a proposed related party transaction involves a non-employee director or nominee for election as a director and may be material to a consideration of that person’s independence, the matter is also considered by the Chair of the Board and the Chair of the Nominating and Corporate Governance Committee.

In determining whether to approve or ratify a related party transaction, the Ethics and Corporate Responsibility Committee considers, among other factors it deems appropriate, the potential benefits to us, the impact on a director’s or nominee’s independence or an executive officer’s relationship with or service to us, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. In deciding to approve a transaction, the Committee may, in its sole discretion, impose such conditions as it deems appropriate on us or the related party. Any transactions involving the compensation of executive officers, however, are to be reviewed and approved by the Human Resources and Compensation Committee. If a related party transaction will be ongoing, the Ethics and Corporate Responsibility Committee may establish guidelines to be followed in our ongoing dealings with the related party. Thereafter, the Ethics and Corporate Responsibility Committee will review and assess ongoing relationships with the related party on at least an annual basis to determine whether they are in compliance with the Committee’s guidelines and that the related party transaction remains appropriate.

We engage in transactions and have relationships with many entities, including educational and professional organizations, in the ordinary course of our business. Some of our directors, executive officers or their immediate family members may be directors, officers, partners, employees or stockholders of these entities. We carry out transactions with these firms on customary terms.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with any of the independent directors, including Committee Chairs and the Lead Director, by using the following address:

Leidos Holdings, Inc.

Office of the Corporate Secretary

11951 Freedom Drive

Reston, Virginia 20190

Each communication should specify the intended recipient(s). The Office of the Corporate Secretary will initially process the communications, summarize lengthy or repetitive communications and forward them to the applicable member(s) of the Board as appropriate. Communications may also be referred to other departments within the Company for action and resolution. The Company will refrain from forwarding to the Board any communication that it determines to be primarily commercial in nature, mass mailings, resumes or job inquiries, any communication that relates to an improper or irrelevant topic, or that requests general information about the Company.

22    |    2019 Proxy Statement

Proposal 2 — Advisory Vote on Executive Compensation

We are providing our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

We urge stockholders to read our Compensation Discussion and Analysis (“CD&A”), which describes in detail how we seek to closely align the interests of our named executive officers with the interests of our stockholders. As described in the CD&A, our compensation programs are designed to:

▶

pay for performance by tying a substantial majority of an executive’s compensation to the achievement of financial and other performance measures that the Board believes promote the creation of long-term stockholder value and position the company for long-term success;

▶	provide the same types of benefits for executives as other employees, with no special or supplemental pension, health or death benefits for executives;

▶	target total direct compensation at approximately the median among companies with which we compete for executive talent;

▶	enable us to recover, or “clawback,” incentive compensation if there is any material restatement of our financial results or if an executive is involved in misconduct;

▶	require our executives to own a significant amount of our stock;

▶	avoid incentives that encourage unnecessary or excessive risk-taking; and

▶	compete effectively for talented executives who will contribute to our long-term success.

The Human Resources and Compensation Committee of the Board believes that these programs and policies are effective in implementing our pay for performance philosophy and achieving its goals. This advisory stockholder vote, commonly known as “Say-on-Pay,” gives you, as a stockholder, the opportunity to advise whether or not you approve of our executive compensation program and policies by voting on the following resolution:

RESOLVED, that the stockholders approve, on a non-binding, advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the CD&A, compensation tables and narrative discussion contained in the “Executive Compensation” section.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in the CD&A and Executive Compensation sections of this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the company, our Board or the Human Resources and Compensation Committee of the Board. Our Board values the opinions of our stockholders. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Human Resources and Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

Vote Required

The affirmative vote of a majority of the shares present or represented either in person or by proxy and entitled to vote is required to approve this proposal. Abstentions and broker non-votes will not be counted in evaluating the results of the vote. This advisory vote on executive compensation is non-binding on the Board.

Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted as instructed. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “FOR” the proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

2019 Proxy Statement    |    23

Compensation Discussion & Analysis

This Compensation Discussion and Analysis, or CD&A, and the tables and narrative that follow provide important information about our executive compensation programs for the prior fiscal year. In this proxy statement, the term “named executive officers” refers to the following executive officers:

▶	Roger A. Krone—Chairman and Chief Executive Officer

▶	James C. Reagan—Executive Vice President and Chief Financial Officer

▶	Jonathan W. Scholl—President, Health Group

▶	Angela L. Heise—President, Civil Group

▶	Jerald S. Howe, Jr.—Executive Vice President and General Counsel

In this CD&A, the “Committee” refers to the Human Resources and Compensation Committee of the Board of Directors, which is responsible for overseeing the compensation programs for all of our executives.

Our executive compensation programs are designed to align the interests of senior management with stockholders by tying a significant portion of their potential compensation to the achievement of challenging financial performance goals, which include adjusted operating income, total backlog, days working capital, revenue and relative total shareholder return. A small portion is also contingent on personal and leadership goals. We believe these factors contribute to a top-tier workplace environment, improve our efficiency and effectiveness, help us to win key business opportunities and ultimately drive long-term value for stockholders.

Pay at a Glance

The following table summarizes the elements of our executive compensation program for 2018:

Pay Element	Description and Purpose	Time Period	Metrics
Base Salary	▶ Fixed cash compensation recognizing individual performance, time in role, scope of responsibility, leadership skills and experience.	N/A	▶ Pay aligned to experience and job scope, generally targeted to median of applicable market data

▶ Reviewed annually and adjusted when appropriate.

Annual Cash Incentive	▶ Variable cash compensation based on performance against annually established targets and individual performance.	1-year performance period	▶ Financial (80%) - Adjusted Operating Income (40%) - Total Backlog (25%) - Days Working Capital (15%)

	▶ Designed to reward executives for annual performance on key operational and financial measures, as well as individual performance.		▶ Personal (20%) Personal Achievements - Adjustment factor of 0% to 200% applied based on evaluation of leadership values such as ethics and integrity, personal development and engagement

24    |    2019 Proxy Statement

Compensation Discussion & Analysis

Pay Element	Description and Purpose	Time Period	Metrics
Long-Term Equity Incentive

Performance Shares (50%)

▶      Distributed in shares of Leidos common stock and designed to encourage and reward longer-term growth, profitability and stock price appreciation by tying share payouts to the achievement of key financial goals.

		3-year performance period	▶ Relative Total Stockholder Return (50%) ▶ Adjusted Operating Income (25%) Revenue (25%)

Performance Restricted Stock Units (PRSUs) (30%)

▶      Distributed in shares of Leidos common stock and designed to drive sustainable performance that delivers long-term value to stockholders while directly aligning interests of executives and stockholders; enhances executive retention.

		4-year pro-rata vesting subject to performance hurdle	▶ Adjusted earnings per share goal must be met for first year for units to be eligible for vesting

Stock Options (20%)	▶ Rewards longer-term stock price appreciation.	4-year pro-rata vesting with a 7-year term	▶ Stock Price (100%)

Pay Composition

We believe that executive pay should be largely variable, equity-based, and tied to pre-set performance goals, and this is demonstrated in our pay mix and design.

▶

Limited fixed compensation. Base salary is the only component of “fixed” compensation for our named executive officers and represents a significantly smaller portion of executive pay than “variable” compensation—representing a range between 12% for our Chief Executive Officer and up to 30% for the other named executive officers.

▶

Predominantly equity-based pay. The majority of executive pay takes the form of long-term equity incentives—a mix of performance shares, PRSUs, and stock options-ranging from 50% to 70% of target total direct compensation. This reflects our belief that equity should comprise the largest component of executive pay.

▶

Focus on pre-set financial performance goals and stock price appreciation. The vast majority of the annual cash incentive—80% of the target opportunity—is tied to pre-set quantifiable goals. Similarly, 80% of the target opportunity for long-term incentives are tied to preset goals: 50% in the form of three-year performance share program awards, and 30% in the form of PRSUs. The remaining 20% of the target opportunity for long-term incentives is in the form of stock options, which will not yield value unless the stock price increases.

2019 Proxy Statement    |    25

Compensation Discussion & Analysis

The chart below depicts each principal element of target compensation as a percentage of total direct compensation for each of our named executive officers for 2018.

Business Performance Highlights for 2018 Relating to Pay

Our business performance in 2018 was strong, meeting or exceeding our expectations in several respects and resulting in above-target payouts for our named executive officers under our annual cash incentive program. We ended the year with record total backlog, resulting in achievement of 116% of our backlog target. Successful management of our working capital resulted in achievement of 117% of our days working capital target, and we achieved 100% of our adjusted operating income goal.

Compensation Decisions for Fiscal 2018

Base Salary

The Committee reviews executive officers’ base salaries annually or at the time of promotion or a substantial change in responsibilities based on the criteria described above. For fiscal 2018, the Committee considered its independent consultant’s analysis of salary levels for comparable positions in the compensation peer group based on proxy and survey data. Individual base salary amounts also reflect the Committee’s judgment with respect to each executive officer’s level of responsibility, individual performance, experience and other factors, including internal equity considerations, the individual’s historical compensation and any retention concerns.

At the beginning of 2018, the Committee approved increases in the base salaries for four of our five named executive officers in order to bring them closer to the market median of our compensation peer group.

	2017 Salary	2018 Salary	% Increase	$ Increase

Roger A. Krone	$1,100,000	$1,130,000	3%	$30,000

James C. Reagan	$585,000	$615,000	5%	$30,000

Jonathan W. Scholl	$535,000	$550,000	3%	$15,000

Angela L. Heise	$410,000	$500,000	22%	$90,000

Jerald S. Howe, Jr.	$575,000	$575,000	—	—

26    |    2019 Proxy Statement

Compensation Discussion & Analysis

Annual Cash Incentive Awards for Fiscal 2018

We provided annual cash incentive awards to executives for performance during fiscal 2018 based on the achievement of pre-established financial and personal performance goals and other relevant factors.

Performance Measures and Weightings. Our annual cash incentive plan for fiscal 2018 was designed to incentivize and reward both company financial performance and individual contributions to enterprise goals. The intended purpose and relative weightings of the performance goals are shown below:

Financial Performance Targets. Because our financial results are considered the most important factors in setting pay and are objectively measurable, we weight these metrics most heavily; financial goals represent 80% of the target opportunity under our annual cash incentive program. To the extent that performance for a financial metric is less than 80% of target (threshold performance) no bonus amount would be paid with respect to that metric. Maximum payout (150% of target) for each component is provided for performance at or above 125% of target. The Committee generally seeks to set financial performance goals for the annual cash incentive program at levels that reflect improvement over the prior year’s results. For 2018, the Committee approved adjusted operating income and total backlog goals that targeted improvement over 2017 results. The 2018 average days working capital goal incorporated the expected impact of an internal financial systems integration project, which was expected to be disruptive to billing and collection processes for a period of time, and therefore impacted the 2018 goal. Additionally, 2017 actual days working capital results benefited from a material advance payment on one of our larger programs, which was considered non-recurring. Excluding these discrete items, the 2018 goal was also established to reflect improvement over 2017 results.

($ in millions)	2018 Target	2017 Results	% Change

Adjusted Operating Income (1)	$1,003	$993	1.0%

Total Backlog	$17,976	$17,476	3.0%

Average Days Working Capital (2)	35 days	32 days	(9.0)%

Personal Goals. We believe that individual contributions towards other enterprise goals are responsible for the achievement of our financial goals over time. Accordingly, non-formulaic personal goals represent 20% of the target opportunity under our annual cash incentive program, in order to encourage individual efforts in an array of areas that we believe will ultimately lead to improved financial performance for the company.

2019 Proxy Statement    |    27

Compensation Discussion & Analysis

Award Payout Ranges. Payout opportunities for our named executive officers for fiscal 2018 ranged from 80% to 150% of base salary rates. Potential for each financial goal ranged from 60% at threshold performance (paid only when at least 80% of the objective is achieved) to 150% at maximum performance (paid when 125% or more of the objective is achieved), with the payout for performance between these levels interpolated on a straight-line basis. In addition, failure to achieve threshold performance of at least 70% of our annual adjusted operating income goal for the fiscal year would result in no payout for the financial goals portion of the annual cash incentive.

Annual Incentive Payout Determination for Fiscal 2018

Financial Achievement Levels. The Committee established the performance targets for our annual cash incentive program at the beginning of the fiscal year. For our named executive officers the targeted enterprise financial performance and actual performance for fiscal 2018 were:

($ in millions)	Target	Actual	Achievement Level

Adjusted Operating Income (1)	$1,003	$1,004	100.0%

Total Backlog	$17,976	$20,831	116.0%

Average Days Working Capital (2)	35 days	29 days	117.0%

Weighted Financial Performance Achievement Level:			116.0%

(1)

Adjusted Operating Income is not a measure of financial performance under generally accepted accounting principles (“GAAP”) in the United States. We believe that Adjusted Operating Income provides useful information to management and stockholders as it provides another measure of the company’s profitability after adjusting for the impact of discrete events. A reconciliation of Adjusted Operation Income to the most comparable GAAP measure is set forth below:

($ in millions)

GAAP Operating Income	$ 749

Acquisition and Integration Costs	$ 37

Amortization of Intangibles	$ 201

Amortization of Equity Method Investments	$ 10

Asset impairment charges	$ 7

Adjusted Operating Income	$ 1,004

(2)	Average Days Working Capital measures the efficiency of our use of capital. A score below target is a positive result.

Personal Performance Results. In analyzing personal performance results, the Committee reviewed each individual’s level of achievement and also considered input from the Chief Executive Officer—or the independent directors with respect to the Chief Executive Officer’s performance. Any circumstance considered relevant by Committee members—or by the independent directors, or in the case of named executive officers other than the CEO, by the CEO—can be a factor in the determination, including the degree of success, the difficulty of achieving personal performance goals and his or her leadership behavior.

28    |    2019 Proxy Statement

Compensation Discussion & Analysis

Total Executive Payouts. The chart below provides the target annual cash incentive amounts established for each named executive officer by the Committee, at the beginning of the year, as well as their actual payout amounts determined by the Committee at the end of the year. Because we surpassed the adjusted operating income goal threshold of 70% of target by achieving 100%, the Committee approved the payout of awards under the annual incentive plan. Actual payout amounts for fiscal year 2018 ranged between 115% and 121% of target. Information on all of the annual cash incentive payouts for fiscal 2018 is provided below:

	Target	Payout from Financial Score	Payout from Personal Score	Total Payout

Roger A. Krone	$1,695,000	$1,577,028	$440,700	$2,000,778

James C. Reagan	$615,000	$572,196	$153,750	$725,946

Jonathan W. Scholl	$440,000	$428,032	$105,600	$533,632

Angela L. Heise	$450,000	$407,430	$108,000	$515,430

Jerald S. Howe, Jr.	$460,000	$427,984	$110,400	$538,384

Long-Term Incentive Award Grants in 2018

Long-term incentive awards are granted to motivate future performance, create long-term alignment with stockholders, and for retention purposes. For fiscal 2018, each named executive officer received a mix of long-term incentive awards comprised of performance shares (50%), performance restricted stock units (30%) and stock options (20%). The grant date fair value of each award was determined based on market data and consideration of each executive officer’s level of experience, position and responsibilities. We do not generally consider an executive officer’s current stock holdings or outstanding awards in making annual grants.

Performance Share Awards. For all of our named executive officers, 50% of the targeted total value of long-term incentive awards granted was in the form of three-year performance share awards. Shares are issued under those awards at the end of the three-year performance period (from fiscal 2018 through fiscal 2020 for awards granted in fiscal 2018) only to the extent that the company achieves three specific three-year financial performance goals:

▶	50% of the award is tied to the achievement of relative total stockholder return goals, a measurement of growth in stockholder value;

▶	25% of the award is tied to achievement of adjusted operating income goals that align with our growth strategy and correlate to potential stockholder value; and

▶	25% of the award is tied to achievement of revenue goals.

Performance for each of these goals is measured on a cumulative basis over the total performance period rather than annually for each year of the performance period.

PRSUs. Performance restricted stock units (PRSUs) comprise 30% of the targeted total value of long-term incentive awards granted to our named executive officers. PRSUs vest 25% each year on the anniversary of the grant date, but are forfeited if we fail to achieve a pre-established performance goal for the first year. The performance goal for fiscal 2018 was adjusted earnings per share of least $2.16. The Committee determined that this goal was met and therefore the PRSUs granted in fiscal 2018 will be eligible to vest over four years.

Stock Options. The final 20% of targeted total long-term incentive award value granted to our named executive officers is in stock options. Stock options are an effective means of linking rewards to the creation of stockholder value over a longer term. We believe that stock options motivate our executives to build stockholder value because they may realize value only if our stock appreciates during the option term. The options vest 25% each year on the anniversary of the grant date and expire on the seventh anniversary of the grant date.

2019 Proxy Statement    |    29

Compensation Discussion & Analysis

Total 2018 Equity Grant Values. The following table sets forth the target value and corresponding number of shares for the long-term incentive awards granted to our named executive officers in 2018. Details about these grants can be found in the “Grants of Plan-Based Awards” table in the “Executive Compensation” section of this proxy statement.

	Performance Shares		Performance RSUs		Stock Options		Total 2018 Equity Value
	Target Value	Target Shares	Target Value	Shares Granted	Target Value	Shares Granted

Roger A. Krone	$3,250,000	50,973	$1,950,000	30,584	$1,300,000	92,461	$6,500,000

James C. Reagan	$691,875	10,852	$415,125	6,511	$276,750	19,684	$1,383,750

Jonathan W. Scholl	$481,250	7,548	$288,750	4,529	$192,500	13,692	$962,500

Angela L. Heise	$500,000	7,842	$300,000	4,706	$200,000	14,225	$1,000,000

Jerald S. Howe, Jr.	$431,250	6,764	$258,750	4,059	$172,500	12,269	$862,500

Performance Equity Vesting in 2018

Determination of Performance Shares Earned for the 2016—2018 Performance Period. In December 2015, the Committee established the long-term performance goals for the performance share program measuring the three-year performance period covering fiscal years 2016 through 2018. The vesting and payout for these performance shares was contingent on the achievement of a relative total shareholder return metric (weighted 50%) and an adjusted operating income goal (weighted 50%), with both metrics measuring cumulative results over the three-year performance period.

At its February 2019 meeting, the Committee approved a payout score of 106% for the 2016 through 2018 performance period. The tables below show the modified adjusted operating income goal at target and the actual results for the three-year performance period, as well as the relative total shareholder return goals and results:

Payout Level		Achievement of Adjusted Operating Income Goals ($ in millions)	Results	% Achieved

No Payout:		Below 50% of three-year AOI Target: <$1,138.5

Threshold Pay:	50%	50% of three-year AOI Target: $1,138.5

Target Pay:	100%	100% of three-year AOI Target: $2,277.0	$2,605	114.4%

Maximum Pay:	150%	150% of three-year AOI Target: $3,415.5

Payout Level		Total Stockholder Return Relative to Peer Group Median	Results (1)	% Achieved

No Payout:		Less than 50 percentage points below peer group

Threshold Pay:	50%	50 percentage points below peer group

Target Pay:	100%	At peer group median	2.4% below peer group median	97.6%

Maximum Pay:	150%	50 percentage points above peer group

(1)

Our relative TSR score reflects the aggregate change in the 20-day average closing price of our stock compared to the median of our peer group, as measured at the beginning and end of the three-year performance period, taking into account the value returned to stockholders in the form of dividends, assumed to be reinvested on the distribution date on a pre-tax basis. Our total stockholder return during the three-year period from 2016 to 2018 was 55.9%, compared to 58.3% for the median of our peer group, resulting in a payout factor of 97.6%.

30    |    2019 Proxy Statement

Compensation Discussion & Analysis

Other Benefits

In addition to the elements of direct compensation described above, we also provide our executive officers with the following benefits:

Health and Welfare Benefits

Our executive officers are entitled to participate in all health and welfare plans that we generally offer to all of our eligible employees, which provide medical, dental, health, group term life insurance and disability benefits. We believe that these health and welfare benefits are reasonable in scope and amount and are of the kind typically offered by other companies against which we compete for executive talent.

Retirement Benefits

Our executive officers are entitled to participate in the same tax-qualified defined contribution retirement plan that is generally available to all of our eligible employees, subject to certain limits on the amounts that each participant may contribute each year. We make matching contributions to eligible participants’ retirement plan accounts based on a percentage of their “eligible compensation” under applicable rules. We believe that this retirement program assists our executives in saving for their retirement in a tax-effective manner.

Deferred Compensation Plans

To provide other tax-deferred means to save for retirement, we maintain certain deferred compensation plans that allow our named executive officers and other eligible participants to elect to defer all or a portion of any cash or certain equity incentive awards granted to them under our cash incentive or stock plans. In addition, we maintain a deferred compensation plan that allows our named executive officers and other eligible participants to elect to defer a portion of their eligible salary. The majority of current vested deferred balances under the plans will be paid upon retirement or termination or are held in specified date accounts, which pay out in the year specified by the participant, including years prior to termination. These plans are described in more detail under “Nonqualified Deferred Compensation.”

Perquisites and Personal Benefits

We generally do not provide perquisites and personal benefits to our executive officers that are not otherwise available to other employees.

How We Determine Direct Compensation

In determining the amounts of direct compensation (base salary, annual and long-term incentives) to be awarded to our executive officers, we considered the company’s overall performance, the performance of operating units under the executive officer’s management, individual performance as measured against performance goals and criteria, and competitive market data for our compensation peer group as well as third-party survey data for general industry and the technology industry. The Committee reviews and approves the amounts of direct compensation to be provided to our executive officers for each fiscal year. Executive officers do not propose their own compensation.

At the beginning of each fiscal year, the Committee reviews and approves:

▶	the amount of base salary and target incentive opportunities to be provided for the upcoming year;

▶	the payout range for the annual cash incentive awards that may be earned for the year and the performance goals and criteria upon which the amounts of the awards will be determined;

▶

the payout range for performance share awards that may be earned for the performance period beginning in that fiscal year and the performance goals and criteria upon which the amounts of the performance share and PRSU awards for the relevant performance period will be determined; and

▶	the mix and amount of long-term incentive awards (including performance share awards, PRSUs and stock options) to be granted to our executive officers.

2019 Proxy Statement    |    31

Compensation Discussion & Analysis

In approving payout ranges for our incentive programs, we determine the levels of performance that must be achieved in order to receive a threshold, target and maximum payout amount for each goal. Upon completion of each fiscal year, the Committee approves the payment, if any, of cash incentive awards and the number of performance shares, if any, that are earned based upon the achievement of the predetermined performance goals and criteria for the performance cycle just completed.

Company and Operational Sector Performance

Our overall enterprise performance (or a combination of company enterprise and business group performance for executive officers with operational responsibilities) determines the payout for 80% of the target amount of any annual cash incentive awards and for 100% of any performance share program awards and PRSUs . Payout amounts are principally determined based upon the company’s or group’s achievement of financial and operating objectives set at the beginning of the fiscal year, but the Committee retains the discretion to reduce the payouts when appropriate. The maximum score for performance on any of the financial metrics for the cash incentive awards and the performance share program awards is 150%. The earnings per share metric for the PRSUs is a hurdle that, when met, results only in continued vesting of the PRSUs; results for this metric do not result in an adjustment to the amount of the PRSUs.

Individual Performance

Individual performance is a factor in setting base salaries, and individual leadership behaviors and the achievement of personal goals determine 20% of the target amount of any annual cash incentive award to be paid upon completion of the fiscal year for all of our named executive officers. In determining base salaries, the Committee reviews a performance assessment for each of our executive officers, as well as compensation recommendations provided by the Chief Executive Officer for the other named executive officers.

The Committee also considers market data and information provided by its independent compensation consultant. In addition, in determining annual incentive amounts, the Committee considers whether the executive officer has achieved predetermined personal goals applicable to his or her organization, and the way in which those personal goals were achieved, as demonstrated through leadership behaviors.

Personal performance goals and leadership behaviors relate to ethics and integrity, maintaining a top-tier workplace environment, collaboration, customer satisfaction and retention, business development in strategic areas and other financial and operating goals as appropriate. For purposes of the 2018 annual cash incentive, personal performance is scored on a range from 0% to 200% with a threshold of 50%. Performance below threshold with respect to personal goals would result in no payout (0%) related to the portion of the cash incentive based on personal performance. Performance of between 50% and 200% with respect to these goals for 2018 would result in a payout that is interpolated linearly between the 50% and 200% payout opportunity. Performance above the 200% level would not result in any additional payout. For the 2019 annual cash incentive program, the Committee reduced the maximum adjustment factor from 200% to 150%.

Assessing Chief Executive Officer Performance

In determining compensation for our Chief Executive Officer, the Committee meets in executive session and evaluates his performance based on his achievement of performance objectives that were established and agreed upon at the beginning of the fiscal year. Formal input is received from the independent directors and senior management. The Committee also considers the Chief Executive Officer’s general leadership contributions towards the company’s performance, including financial and operating results, development and achievement of strategic objectives, progress in building capability among the senior management team and corporate governance leadership, as well as market data and information provided by the Committee’s independent compensation consultant. The Committee determines the Chief Executive Officer’s compensation and then reviews his evaluation and compensation with the Board’s independent directors. The Lead Director and the Chair of the Committee then present the Committee’s evaluation and compensation determination to the Chief Executive Officer.

32    |    2019 Proxy Statement

Compensation Discussion & Analysis

Comparable Market Compensation

The Committee compares the amount of direct compensation that we provide to our executive officers to that provided by companies with whom we compete for executive talent in similar roles and with similar responsibilities. To assist with this effort, the Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), conducts an annual review and benchmarking analysis of each element of target total direct compensation (including salary, cash and equity incentives) provided to our executive officers. In December 2017, FW Cook compared the target compensation provided to members of senior management against that provided by other publicly traded engineering, information technology, consulting and defense companies, which we refer to as our “compensation peer group,” as well as third-party survey data for general industry and the technology industry.

Peer group companies are chosen for having a similar industry focus as ours and for competing with us for talent as well as business and stockholder investment. Furthermore, the compensation peer group is initially structured so that no company within the group has annual revenues smaller than 40% or greater than 250% of ours and a market capitalization within a reasonable range.

Our compensation peer group is periodically reviewed and updated to ensure the companies in our peer group are strong business and talent competitors and are comparable in size. In September 2017, the Committee consulted with FW Cook and reviewed the compensation peer group to be used for setting fiscal 2018 target compensation. The Committee removed Computer Sciences Corporation (CSC) and added DXC Technologies and Huntington Ingalls lndustries. At the time the peer group for fiscal 2018 was approved, the company was at the 63rd percentile for revenue and the 41st percentile for market capitalization as compared to the new peer group.

Our Fiscal 2018 Compensation Peer Group

▶ AECOM Technology	▶ CSRA	▶ Northrop Grumman

▶ Booz Allen Hamilton	▶ DXC Technology	▶ Orbital ATK

▶ CACI International	▶ Harris	▶ Raytheon

▶ Cerner	▶ Huntington Ingalls Industries	▶ Rockwell Collins

▶ CGI Group	▶ Jacobs Engineering	▶ SAIC

▶ Cognizant Technology	▶ L-3 Communications

The Committee considers market data and analysis when evaluating appropriate levels of target total direct compensation. To be competitive in the market for our executive-level talent, we generally:

▶

target overall compensation for our executive officers at the market median, although the actual cash paid and equity incentive awards earned will vary based on actual financial and individual performance and may therefore generate compensation that is higher or lower than the market median; and

▶	award higher levels of compensation, when appropriate, in recognition of the importance or uniqueness of the role of an executive officer or to address retention concerns.

Other Policies and Considerations

Stockholder Advisory Vote

At our last annual stockholders’ meeting in May 2018, we held a non-binding stockholder advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our stockholders overwhelmingly approved the compensation of our named executive officers, with approximately 96% of stockholder votes cast in favor of our say-on-pay resolution. As we evaluated our compensation practices during fiscal 2018, we considered the support our stockholders expressed for our pay for performance compensation philosophy and that influenced our decision not to make any significant changes to our executive compensation programs this year. We continued to

2019 Proxy Statement    |    33

Compensation Discussion & Analysis

emphasize short- and long-term incentive compensation, targeted at competitive market median levels, with a substantial majority of total compensation based on the achievement of financial performance goals designed to deliver value for our stockholders.

At our 2017 annual meeting of stockholders, our stockholders expressed a preference for an annual non-binding advisory vote on executive compensation, in accordance with our Board’s recommendation. Consistent with our stockholders’ preference in this regard, we expect to continue holding an advisory stockholder vote on the compensation of our named executive officers each year.

Assessment of Risks in Our Compensation Programs

During fiscal 2018, management undertook a risk assessment of our compensation programs, which FW Cook, the Committee’s independent compensation consultant, reviewed. In conducting the assessment, we reviewed our pay practices and incentive programs to identify any potential risks inherent in our compensation programs. We also reviewed the risks facing the company and evaluated whether our compensation practices and programs could be expected to increase or help mitigate these risks. The finding of the assessment, with which the Committee concurred, was that our compensation programs are effectively designed to help mitigate excessive risk-taking that could harm our value or reward poor judgment by our executives or other employees. The factors considered in reaching this conclusion include:

▶	short-term incentive measures that are balanced among different financial measures, with targets that are intended to be achievable upon realistic levels of performance;

▶	significant weighting towards long-term incentive compensation that promotes long-term decision-making and discourages short-term risk-taking;

▶	maximum payouts that are capped at levels that do not reward excessive risk-taking;

▶	goals that are based on company and group performance measures, which mitigates excessive risk-taking within any particular business unit;

▶	leadership behaviors, such as ethics and integrity, that are specifically addressed in our short-term incentive programs;

▶	our compensation recoupment policy that allows us to recover compensation based on financial results that are subsequently restated or if fraud or intentional misconduct is involved; and

▶	our stock ownership guidelines that encourage a long-term perspective.

Equity Award Grant Practices

The Committee is responsible for the administration of our equity incentive programs for the 2006 Equity Incentive Plan and 2017 Omnibus Incentive Plan in which our named executive officers participate. The Committee set the equity award fiscal 2018 grant dates for new and existing employees, including executive officers, in December 2017. These grant dates were selected to occur after the dates when we anticipate releasing our annual and quarterly financial results. We generally grant equity incentive awards to our executive officers and all other eligible employees on an annual basis shortly after we announce our financial results for the recently completed fiscal year. In addition to these annual grants, the Committee set four quarterly dates on which any additional equity incentive awards could be made to eligible executive officers or other employees in connection with a new hire, a promotion, for retention or otherwise.

The Committee approves all equity awards made to our directors and executive officers. The exercise price of any option grant is determined by reference to the fair market value of the shares on the grant date, which the 2006 Equity Incentive Plan and 2017 Omnibus Incentive Plan defines as the closing sales price of our common stock on the NYSE on the previous trading day.

Stock Ownership Guidelines

We encourage our employees to own our stock so that they are motivated to maximize our long-term performance and stock value. Under our established stock ownership guidelines, our named executive officers are required to accumulate

34    |    2019 Proxy Statement

Compensation Discussion & Analysis

and maintain stock holdings in an amount of our stock with a value at least equal to five times their base salary. Because they must hold all after-tax shares acquired under our equity incentive programs until they meet this ownership requirement, which we expect will take several years, we do not have specific time-based holding periods following the exercise of stock options or vesting of other equity awards.

Policy on Hedging and Short-Term or Speculative Transactions

We have established policies applicable to all designated insiders under our Insider Trading Policy, including all of our executive officers, that prohibit certain short-term or speculative transactions in our securities. We believe that these prohibited transactions carry a greater risk of liability for insider trading violations and may create an appearance of impropriety. With respect to our securities, our executive officers and other designated insiders are prohibited from engaging in any short sales or any trading in puts, calls or other derivatives on an exchange or other organized market. They are also prohibited from engaging in hedging or other monetization transactions (such as cashless collars, forward contracts, equity swaps or similar transactions involving our securities, and from holding company securities in a margin account or pledging securities as collateral for a loan. In addition, our executive officers are required to obtain preclearance for all transactions in our securities.

Compensation Recoupment Policy

Under our compensation recoupment policy, the Committee may require members of senior management to return incentive compensation if there is a material restatement of the financial results upon which the incentive compensation was originally based. Our recoupment policy includes both cash and equity forms of incentive compensation. If the Committee determines that recovery is appropriate, the company will seek repayment of the difference between the incentive compensation paid and the incentive compensation that would have been paid, if any, based on the restated financial results.

The policy also provides for recovery of incentive compensation from any employee involved in fraud or intentional misconduct, whether or not it results in a restatement of our financial results. In such a situation, the Committee would exercise its business judgment to determine what action it believes is appropriate under the circumstances.

We may seek to recover the applicable amount of compensation from incentive compensation paid or awarded after the adoption of the policy, from future payments of incentive compensation, cancellation of outstanding equity awards and reduction in or cancellation of future equity awards. In cases of fraud or misconduct, we may also seek recovery from incentive compensation paid or awarded prior to the adoption of the policy.

Post-Employment Benefits

We do not maintain a defined benefit or other supplemental retirement plan that would entitle our executive officers to receive company-funded payments if they leave the company.

Upon certain terminations of employment, including death, disability, retirement or a change in control, our named executive officers may be eligible for continued vesting of equity awards on the normal schedule or accelerated vesting in full or on a pro-rata basis, depending on the nature of event and the type of award. The purpose of these provisions is to protect previously earned or granted awards by making them available following the specified event. Because these termination provisions are contained in our standard award agreements for all recipients and relate to previously granted or earned awards, we do not consider these potential termination benefits as a separate item in compensation decisions for our named executive officers. Our long-term incentive plans do not provide for additional benefits or tax gross-ups. For more information about potential post-employment benefits, see “Executive Compensation—Potential Payments Upon Termination or a Change in Control.”

Potential Change in Control and Severance Benefits

We have adopted a severance plan that would provide our executive officers with payments and benefits if their employment is involuntarily terminated by the company or is terminated following an acquisition of our company. These severance benefits are further described in this Proxy Statement under “Executive Compensation—Potential Payments

2019 Proxy Statement    |    35

Compensation Discussion & Analysis

Upon Termination or a Change in Control.” We believe that our severance plan provides an important benefit to us by helping alleviate any concern the executive officers might have when contemplating a potential change in control of our company and permitting them to focus their attention on our business. In addition, we believe that this plan is an important recruiting and retention tool, as many of the companies with which we compete for talent have similar arrangements in place for their senior management.

Our executive officers, other than Mr. Krone, are employees-at-will and as such do not have any employment agreements with us. Mr. Krone’s employment agreement provides that if his employment is terminated by us for reasons other than cause or by Mr. Krone for good reason, he would receive an amount equal to one times the sum of his base salary and target bonus. Such payment will be subject to Mr. Krone’s agreement to release us from any claims. However, if such termination is within three months prior to a change in control or within 24 months after a change in control, Mr. Krone would receive an amount equal to a maximum of two and one half times the sum of his base salary and target bonus and payment for certain benefits, depending on whether the termination occurs during a change in control period. The Committee approved these severance benefits after considering the potential costs, as an inducement for Mr. Krone to join the company.

We have described the change in control and other termination benefits offered to Mr. Krone and our other named executive officers in the section entitled “Executive Compensation—Potential Payments Upon Termination or a Change in Control” in the tables following this CD&A.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code, as amended by the Tax Cuts and Jobs Act of 2017, generally limits the deductibility of certain compensation in excess of $1 million paid in any one year to the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated named executive officers. Prior to the amendment, qualified performance-based compensation was not subject to this deduction limit if certain requirements were met. Under the Tax Cuts and Jobs Act of 2017, the performance-based exception has been repealed. The new rules generally apply to taxable years beginning after December 31, 2017, but do not apply to compensation provided pursuant to a written binding contract in effect on November 2, 2017 that is not modified in any material respect after that date.

We do not expect the disallowance of a deduction for compensation paid to our named executive officers in excess of $1 million as a result of these changes to Section 162(m) to significantly alter our compensation programs. The Committee considers it important to design compensation programs that are in the best long-term interests of our company and our stockholders.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee has reviewed and discussed with our management the CD&A included in this Proxy Statement. Based upon this review and discussion, the Committee recommended to the Board that the CD&A be included in this Proxy Statement.

Miriam E. John (Chair)

David G. Fubini

Gary S. May

Surya N. Mohapatra

Noel B. Williams

36    |    2019 Proxy Statement

Executive Compensation

Summary Compensation Table

The following table sets forth information regarding compensation earned by our named executive officers for service to us during fiscal 2018 and, if applicable, fiscal 2017 and fiscal 2016:

Name and principal position	Year(1)	Salary($)	Bonus($)	Stock awards($)(2)	Option awards($)(2)	Non-equity incentive plan compen- sation($)(3)	All other compen- sation($)(4)	Total($)

Roger A. Krone	2018	1,123,077	—	5,397,367	1,300,002	2,000,778	13,750	9,834,974
Chief Executive Officer	2017	1,076,923	—	5,373,959	1,183,067	1,572,670	15,090	9,221,709
	2016	988,462	—	4,243,439	995,298	1,638,000	19,698	7,884,897
James C. Reagan	2018	608,077	—	1,149,067	276,757	725,946	3,600	2,763,447
Executive Vice President,	2017	580,385	—	1,106,646	283,135	542,412	13,442	2,526,020
Chief Financial Officer	2016	561,538	200,000	960,096	254,121	625,964	7,204	2,608,923
Jonathan W. Scholl	2018	546,538	—	799,244	192,510	533,632	—	2,071,924
Group President, Health	2017	535,000		672,633	172,081	432,331	69,114	1,881,159
Angela L. Heise	2018	479,231	—	830,413	200,004	515,430	13,750	2,038,828
Group President, Civil	2017	394,712	—	689,398	176,391	322,234	18,779	1,601,514
Jerald S. Howe, Jr.	2018	575,000	—	716,254	172,502	538,384	11,231	2,013,371
Executive Vice President,
General Counsel

(1)	Compensation is provided only for fiscal years for which an individual qualified as a named executive officer.

(2)

These columns reflect the grant date fair value of each award granted in the stated fiscal years computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). The awards shown in the “Stock awards” column in the above table include restricted stock units and performance share awards, both of which are subject to performance conditions. Values for all performance share awards are computed based upon the probable outcome of the performance conditions as of the grant date of the award. Assuming the highest level of the performance conditions is achieved, the value of the fiscal 2018 performance shares in the “Stock awards” column would be as follows: Mr. Krone, $7,121,032; Mr. Reagan, $1,516,030; Mr. Scholl, $1,054,481; Ms. Heise, $1,095,592 and Mr. Howe, $944,980. The awards shown in the “Option awards” column are not subject to performance conditions.

For more information regarding our application of FASB ASC Topic 718, including the assumptions used in the calculation of these amounts, please refer to Note 19 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on February 19, 2019.

(3)

Amounts shown in this column represent the actual amounts paid to the named executive officers under our cash incentive award programs for the stated fiscal years. The threshold, target and maximum payouts are shown in the “Grants of Plan-Based Awards” table under the column headed “Estimated future payouts under non-equity incentive plan awards.”

(4)

Amounts shown in this column for Fiscal 2018 represent company contributions that we made on behalf of the named executive officers under the Leidos Retirement Plan as follows: Mr. Krone, $13,750, Mr. Reagan, $3,600, Ms. Heise, $13,750 and Mr. Howe $11,231.

2019 Proxy Statement    |    37

Executive Compensation

Grants of Plan-Based Awards

The following table sets forth information regarding the cash and equity incentive awards made to our named executive officers in fiscal 2018 pursuant to our 2017 Omnibus Incentive Plan, including any portion of such awards deferred into our Key Executive Stock Deferral Plan and Keystaff Deferral Plan.

Name	Award type	Grant date	Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			All other option awards; number of securities underlying options(3) (#)	All other stock awards; number of shares of stock or units (#)	Exercise or base price of option awards(4) ($/share)	Grant date fair value of stock and option awards(5) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Mr. Krone	Cash	2/15/2018	983,100	1,695,000	2,712,000	—	—	—	—	—	—	—

	Options	3/2/2018	—	—	—	—	—	—	92,461	—	63.76	1,300,002

	PRSU	3/2/2018	—	—	—	—	30,584	—	—	—	—	1,950,036

	PSA	3/2/2018	—	—	—	25,487	50,973	76,460	—	—	—	3,447,331

Mr. Reagan	Cash	2/15/2018	356,700	615,000	984,000	—	—	—	—	—	—	—

	Options	3/2/2018	—	—	—	—	—	—	19,684	—	63.76	276,757

	PRSU	3/2/2018	—	—	—	—	6,511	—	—	—	—	415,141

	PSA	3/2/2018	—	—	—	5,426	10,852	16,278	—	—	—	733,926

Mr. Scholl	Cash	2/15/2018	255,200	440,000	704,000	—	—	—	—	—	—	—

	Options	3/2/2018	—	—	—	—	—	—	13,692	—	63.76	192,510

	PRSU	3/2/2018	—	—	—	—	4,529	—	—	—	—	288,769

	PSA	3/2/2018	—	—	—	3,774	7,548	11,322	—	—	—	510,475

Ms. Heise	Cash	2/15/2018	261,000	450,000	720,000	—	—	—	—	—	—	—

	Options	3/2/2018	—	—	—	—	—	—	14,225	—	63.76	200,004

	PRSU	3/2/2018	—	—	—	—	4,706	—	—	—	—	300,055

	PSA	3/2/2018	—	—	—	3,921	7,842	11,763	—	—	—	530,358

Mr. Howe	Cash	2/15/2018	266,800	460,000	736,000	—	—	—	—	—	—	—

	Options	3/2/2018	—	—	—	—	—	—	12,269	—	63.76	172,502

	PRSU	3/2/2018	—	—	—	—	4,059	—	—	—	—	258,802

	PSA	3/2/2018	—	—	—	3,382	6,764	10,146	—	—	—	457,452

(1)

As described in our CD&A, cash incentive awards paid to our named executive officers for performance during fiscal 2018 were based on achievement of pre-established goals. The actual payouts for the fiscal 2018 performance period are provided in the “Summary Compensation Table” in the column headed “Non-equity incentive plan compensation.”

(2)

The PRSUs in these columns represent restricted stock units which are subject to a performance goal and the following vesting requirement: 25% of the PRSUs vest on the first, second, third and fourth anniversaries of grant date. The PSAs in these columns represent the threshold, target and maximum number of shares issuable under three year performance share awards, subject to the Human Resources and Compensation Committee’s discretion to decrease the number of shares that are ultimately issued at the end of the three year performance period. The grant date fair value of these awards is provided in the “Summary Compensation Table” in the column headed “Stock awards.”

(3)

Amounts in this column represent the number of shares of our common stock underlying options issued in fiscal 2018. All options vest 25% on the first, second, third and fourth anniversaries of grant date.

(4)

The 2017 Omnibus Incentive Plan defines “fair market value” as the closing sales price of our common stock on the NYSE on the trading day before the grant date, and requires the exercise price of options issued under the plan to be at least equal to the fair market value.

(5)

Amounts represent the grant date fair value determined in accordance with FASB ASC Topic 718. For PRSUs and performance share awards, the amount in this column is based on the probable outcome of the performance conditions, excluding the effect of any estimated forfeitures. These amounts do not reflect the value that may actually be realized by the recipient and do not reflect changes in our stock price after the date of grant.

38    |    2019 Proxy Statement

Executive Compensation

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding options, restricted stock units, performance restricted stock units and performance share awards issued pursuant to our 2017 Omnibus Incentive Plan and our 2006 Equity Incentive Plan that were held by our named executive officers at the end of fiscal 2018, including awards previously deferred under our Key Executive Stock Deferral Plan.

		Option Awards(1)				Stock Awards
Name	Grant date	Number of securities underlying unexercised options (exercisable)(#)	Number of securities underlying unexercised options (unexercisable)(#)	Option exercise price($)	Option expiration date	Grant date	Number of shares of stock or units that have not vested(#)(2)	Market value of shares of stock or units that have not vested ($)(3)	Equity incentive plan awards; number of unearned shares, units, or other rights that have not vested(#)(4)	Equity incentive plan awards; market or payout value of unearned shares, units or other rights that have not vested($)(3)

Mr. Krone	7/14/2014	90,935	—	27.34	7/13/2021	4/10/2015	6,442	337,561	—	—
	4/10/2015	104,087	34,697	31.55	4/9/2022	3/4/2016	15,407	807,327	—	—
	3/4/2016	70,585	70,586	33.82	3/3/2023	3/4/2016	—	—	51,355	2,691,002
	3/3/2017	25,322	75,968	53.54	3/2/2024	3/3/2017	14,009	734,072	—	—
	3/2/2018	—	92,461	63.76	3/1/2025	3/3/2017	23,115	1,211,226	—	—
	—	—	—	—	—	3/3/2017	—	—	51,364	2,691,474
	—	—	—	—	—	3/2/2018	—	—	30,584	1,602,602
	—	—	—	—	—	3/2/2018	—	—	50,973	2,670,985
Mr. Reagan	9/11/2015	43,054	14,353	31.26	9/10/2022	9/11/2015	2,484	130,162	—	—
	3/4/2016	18,022	18,022	33.82	3/3/2023	3/4/2016	3,934	206,142	—	—
	3/3/2017	6,060	18,181	53.54	3/2/2024	3/4/2016	—	—	13,112	687,069
	3/2/2018	—	19,684	63.76	3/1/2025	3/3/2017	5,532	289,877	—	—
	—	—	—	—	—	3/3/2017	—	—	12,293	644,153
	—	—	—	—	—	3/2/2018	—	—	6,511	341,176
	—	—	—	—	—	3/2/2018	—	—	10,852	568,645
Mr. Scholl	9/11/2015	17,889	17,888	31.26	9/10/2022	3/4/2016	2,623	137,445	—	—
	3/4/2016	6,008	12,016	33.82	3/3/2023	3/4/2016	—	—	8,742	458,081
	3/3/2017	3,683	11,050	53.54	3/2/2024	3/3/2017	3,363	176,221	—	—
	3/2/2018	—	13,692	63.76	3/1/2025	3/3/2017	—	—	7,472	391,533
	—	—	—	—	—	3/2/2018	—	—	4,529	237,320
	—	—	—	—	—	3/2/2018	—	—	7,548	395,515
Ms. Heise	8/26/2016	—	23,785	39.70	8/25/2023	8/16/2016	12,174	637,918	—	—
	3/3/2017	3,775	11,327	53.54	3/2/2024	8/26/2016	6,298	330,015	—	—
	3/2/2018	—	14,225	63.76	3/1/2025	3/3/2017	3,447	180,623	—	—
	—	—	—	—	—	3/3/2017	—	—	7,658	401,279
	—	—	—	—	—	3/2/2018	—	—	4,706	246,594
	—	—	—	—	—	3/2/2018	—	—	7,842	410,921
Mr. Howe	8/11/2017	1,715	5,147	56.47	8/10/2024	8/11/2017	1,595	83,578	—	—
	3/2/2018	—	12,269	63.76	3/1/2025	8/11/2017	—	—	3,542	185,601
	—	—	—	—	—	3/2/2018	—	—	4,059	212,692
	—	—	—	—	—	3/2/2018	—	—	6,764	354,434

(1)

Information in these columns relates to options to purchase shares of common stock held by our named executive officers at the end of fiscal 2018. Options vest 25% on the first, second, third and fourth anniversaries of the grant date, except for the options granted to Ms. Heise in August 2016 which vest 100% on the third anniversary of the grant date.

(2)

Information in this column relates to restricted stock units held by our named executive officers at the end of fiscal 2018, including restricted stock units subject to a performance condition which has been met. Restricted stock units vest 25% on the first, second, third and fourth anniversaries of the grant date, in each case if the applicable performance condition is met, except for restricted stock units granted to Mr. Krone on March 3, 2017 in the amount of

2019 Proxy Statement    |    39

Executive Compensation

14,009, which vest 100% on the third anniversary of the grant date, and restricted stock units granted to Ms. Heise on August 16, 2016, which vested on January 28, 2019, and on August 28, 2016, which vest 100% on the third year anniversary of the grant date. Performance share awards vest 100% at the end of the three year fiscal performance cycle to the extent earned based on achievement of the applicable performance conditions, subject to the Human Resources and Compensation Committee’s discretion to decrease the number of shares that are ultimately issued at the end of the three year performance period.

(3)	Based on $52.40, the closing sales price of our common stock on the NYSE on December 28, 2018.

(4)

Amounts in this column represent the performance share awards granted in 2016, 2017 and 2018, the target shares for the three year performance period related to adjusted operating income and total stockholder return, and the performance restricted stock units granted in fiscal 2018.

Option Exercises and Stock Vested

The following table sets forth information regarding shares of common stock acquired by our named executive officers during fiscal 2018 upon the exercise of stock options and the vesting of restricted stock units, including awards deferred into our Key Executive Stock Deferral Plan.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercises ($)(1)	Number of shares acquired on vesting(#)(2)	Value realized on vesting ($)(3)
Mr. Krone	—	—	83,003	6,721,926
Mr. Reagan	—	—	31,672	2,315,162
Mr. Scholl	41,781	1,451,962	10,291	828,934
Ms. Heise	—	—	1,148	75,722
Mr. Howe	—	—	541	38,142

(1)	Based on the closing price of our common stock on the day before the date of exercise.

(2)

Includes accrued dividends and includes stock units deferred into our Key Executive Stock Deferral Plan that vested during fiscal 2018. Any stock awards that vested in the current year and were deferred by our named executive officers are reflected in the table under the caption “Nonqualified Deferred Compensation” below.

(3)	Based on the closing price of our common stock on the day before the date of vesting. Includes accrued dividends.

Nonqualified Deferred Compensation

We provided benefits to our named executive officers during fiscal 2018 under the following nonqualified deferred compensation plans, which are summarized below:

The Leidos Keystaff Deferral Plan allows eligible participants to elect to defer all or a portion of salary and any cash bonus granted to them under our cash incentive plan. We make no contributions to participants’ accounts under the Keystaff Deferral Plan. Participants can direct their deferrals into investment options similar to those available in the Leidos Retirement Plan other than the Leidos Stock Funds. Distributions under the Keystaff Deferral Plan are then made to participants in cash. Deferred balances under this plan will be paid upon the elected specified date, retirement or separation from service.

The Leidos Key Executive Stock Deferral Plan allows eligible participants to elect to defer all or a portion of their cash or certain equity incentive awards granted to them under our cash incentive or stock incentive plans. Participant deferrals in other forms are converted to stock units of our common stock. Participant accounts are credited with additional units corresponding to their outstanding account balance for each company dividend payable. We make no contributions to participants’ accounts under the Key Executive Stock Deferral Plan. Distributions under the Key Executive Stock Deferral Plan are then made to participants in shares of common stock corresponding to the number of vested stock units held for the participant. Vested deferred balances under this plan will be paid upon the elected specified date, or upon retirement or separation from service.

40    |    2019 Proxy Statement

Executive Compensation

The Leidos 401(k) Excess Deferral Plan (Excess Plan) is a pre-tax savings plan that, through December 31, 2016, allowed eligible participants to defer up to 20% of their eligible compensation after meeting the annual IRS contribution limit for the Leidos Retirement Plan. Bonuses were not eligible for deferral to the Excess Plan. The investment options in the Excess Plan are similar to those in the Leidos Retirement Plan but do not include the Leidos Stock Funds. Vested deferred balances under this plan will generally be paid following separation from service.

The Leidos Deferred Compensation Plan for Former IS&GS Employees is a pre-tax savings plan that allowed eligible participants to defer salary and receive certain company contributions. Salary deferrals in this plan did not start until after an eligible participant met the annual IRS contribution limit for the Leidos Retirement Plan for Former IS&GS Employees. Bonuses were not eligible for deferral to this plan. The investment options in the Deferred Compensation Plan are similar to those in the Leidos Retirement Plan but do not include the Leidos Stock Funds. Deferred balances under this plan will generally be paid following separation from service.

The following table sets forth information regarding deferrals under and aggregate earnings and withdrawals in fiscal 2018 through our nonqualified deferred compensation plans in which our named executive officers participate:

Name	Plan	Executive contributions ($)(1)	Registrant contributions ($)	Aggregate earnings ($)(2)	Aggregate withdrawals/ distributions ($)	Aggregate balance at fiscal year- end ($)(3)

Mr. Krone	Keystaff Deferral Plan	426,842	—	(58,215)	—	726,733
	Key Executive Stock Deferral Plan	72,787	—	(12,775)	—	60,010
	Excess Plan	—	—	(12,439)	—	113,318

Mr. Reagan	Keystaff Deferral Plan	646,385	—	(76,012)	—	991,583
	Key Executive Stock Deferral Plan	841,558	—	(190,409)	—	1,856,354
	Excess Plan	—	—	(6,677)	—	112,623
Mr. Scholl	Not Applicable	—	—	—	—	—
Ms. Heise	Deferred Compensation Plan	—	—	(528)	—	6,153
Mr. Howe	Keystaff Deferral Plan	70,385	—	(27,351)	—	295,254
	Key Executive Stock Deferral Plan	36,122	—	(8,493)	—	27,629

(1)	Amounts in this column represent the value of cash or stock awards deferred during fiscal 2018. These amounts are also included as compensation in the “Summary Compensation Table” for prior years.

(2)

With respect to the Keystaff Deferral Plan, Excess Plan and Deferred Compensation Plan for Former IS&GS Employees, amounts in this column represent aggregate returns on the diverse investment options available to eligible participants based on individual participant investment elections. With respect to the Key Executive Stock Deferral Plan, amounts in this column represent the aggregate increases or decreases in the value of stock units corresponding to shares of our common stock during fiscal 2018. The market value of the shares is based upon $52.40, the closing sales price of our common stock on the NYSE on December 28, 2018.

(3)

Amounts in this column represent the value of the holder’s accounts at the end of fiscal 2018. With respect to the Key Executive Stock Deferral Plan, the amounts represent the value of stock units corresponding to shares of common stock held by the named executive officer based on $52.40 per share, the closing sales price of our common stock on the NYSE on December 28, 2018. All amounts in this column were reported as compensation in the “Summary Compensation Table” for prior years. Our named executive officers held the following number of stock units at the end of fiscal 2018 in the Key Executive Stock Deferral Plan: (a) Mr. Krone, 1,145 (b) Mr. Reagan, 35,427 and (c) Mr. Howe, 527.

2019 Proxy Statement    |    41

Executive Compensation

Potential Payments Upon Termination or a Change in Control

Roger A. Krone, Chief Executive Officer

Mr. Krone’s employment agreement would provide severance benefits to him if his employment is terminated by us for reasons other than for cause, or by Mr. Krone for good reason. However, if such termination is within three months prior to or within 24 months after a change in control of the company (the “change in control period”), Mr. Krone would receive a higher level of benefits. In addition, Mr. Krone would be entitled to receive certain benefits and outplacement services in the event of a qualifying termination under his employment agreement. Severance benefits under this agreement in connection with a Change in Control, or CIC, are “double trigger” and any payments under this agreement are subject to the recipient’s execution of a general release in favor of the Company and its affiliates. Finally, pursuant to the terms of the equity awards Mr. Krone received under the Leidos 2006 Equity Incentive Plan and 2017 Omnibus Incentive Plan (“Equity Plans”) if Mr. Krone is terminated by us for reasons other than for cause, by him for good reason, or by reason of his death or disability, he would be entitled to accelerated vesting, or pro-rated vesting, of his long-term incentive awards, depending on whether the termination is during a change in control period. The chart below provides the amounts that Mr. Krone would be entitled to under these various termination scenarios.

Post-employment Payments — Mr. Krone

		Involuntary Termination/ Good Reason
		Without Change in Control		With Change in Control
Executive Payments and Benefits upon Termination or Change in Control ($)	Voluntary Termination	For Cause	Without Cause/for Good Reason(1)	Change in Control(2)	Death	Disability
Compensation:
Severance (Salary and Bonus)(3)	—	—	2,825,000	7,062,500	—	—
Pro-rata Bonus(4)	—	—	2,000,778	2,000,778	2,000,778	2,000,778

Long-term Incentives:
Restricted Stock Units(5)	—	—	1,157,512	5,198,267	5,198,267	5,198,267
Stock Options(6)	—	—	—	2,035,121	2,035,121	2,035,121
Performance Share Awards(7)	—	—	6,681,159	8,518,372	8,518,372	6,681,159
Benefits & Perquisites:
Life Insurance, Healthcare(8)	—	—	14,548	78,618	—	—
Outplacement Services(9)	—	—	15,000	15,000	—	—
Applicable Scaleback(10)	N/A	N/A	N/A	—	N/A	N/A
Total(11)	—	—	12,693,997	24,908,656	17,752,538	15,915,325

Mr. Reagan, Mr. Scholl, Ms. Heise and Mr. Howe

All of our executive officers, other than Mr. Krone, are covered by the Leidos Holdings, Inc. Executive Severance Plan, effective January 1, 2017 (the “Severance Plan”).

The Severance Plan provides for the following in the event of a qualifying termination without Cause in the absence of a Change in Control or CIC:

▶	A cash lump sum severance benefit of 1.0 times base salary plus target bonus; and

▶	Medical benefits equal to the cash value of premiums for 12 months.

42    |    2019 Proxy Statement

Executive Compensation

The Severance Plan is designed to provide severance benefits to executive officers in certain cases where they terminate involuntarily from employment not for cause, with a separate set of benefits for an involuntary termination not for cause or resignation for good reason that occurs within three months prior to or within 24 months following a CIC. Benefits under this plan in connection with a CIC are “double trigger” and any payments under this plan are subject to the recipient’s execution of a general release in favor of the company and its affiliates.

Following a CIC, our executive officers would also vest in their outstanding equity awards, if the CIC meets the definition in our Equity and Deferred Compensation Plans. Finally, pursuant to the terms of the equity awards they received under the Equity Plan, if they terminated employment involuntarily not for cause, or by reason of their death or disability, they would be entitled to accelerated vesting, or pro-rated vesting, of certain long-term incentive awards. The charts below provide the amounts that these executive officers would be entitled to under various termination scenarios.

Post-employment Payments — Mr. Reagan

		Involuntary Termination/ Good Reason
		Without Change in Control		With Change in Control
Benefits upon Termination or Change in Control ($)	Voluntary Termination	For Cause	Without Cause/ for Good Reason(1)	Change in Control(2)	Death	Disability
Compensation:
Severance (Salary and Bonus)(3)	—	—	615,000	1,845,000	—	—
Pro-rata Bonus(4)	—	—	725,946	615,000	725,946	725,946

Long-term Incentives:
Restricted Stock Units(5)	—	—	157,012	1,100,600	1,100,600	1,100,600
Stock Options(6)	—	—	—	638,303	638,303	638,303
Performance Share Awards(7)	—	—	1,636,050	2,027,187	2,027,187	1,636,050
Benefits & Perquisites:
Life Insurance, Healthcare(8)	—	—	14,380	21,569	—	—
Outplacement Services(9)	—	—	7,500	15,000	—	—
Applicable Scaleback(10)	N/A	N/A	N/A	—	N/A	N/A
Total(11)	—	—	3,155,888	6,262,659	4,492,036	4,100,899

2019 Proxy Statement    |    43

Executive Compensation

Post-employment Payments — Mr. Scholl

		Involuntary Termination/ Good Reason
		Without Change in Control		With Change in Control
Benefits upon Termination or Change in Control ($)	Voluntary Termination	For Cause	Without Cause/for Good Reason(1)	Change in Control(2)	Death	Disability
Compensation:
Severance (Salary and Bonus)(3)	—	—	550,000	1,485,000	—	—
Pro-rata Bonus(4)	—	—	533,682	440,000	533,682	533,682

Long-term Incentives:
Restricted Stock Units(5)	—	—	101,825	609,327	609,327	609,327
Stock Options(6)	—	—	—	601,425	601,425	601,425
Performance Share Awards(7)	—	—	1,068,402	1,340,453	1,340,453	1,068,402
Benefits & Perquisites:
Life Insurance, Healthcare(8)	—	—	21,506	32,259	—	—
Outplacement Services(9)	—	—	7,500	15,000	—	—
Applicable Scaleback(10)	N/A	N/A	N/A	—	N/A	N/A
Total(11)	—	—	2,282,915	4,523,464	3,084,887	2,812,836

Post-employment Payments — Ms. Heise

		Involuntary Termination/ Good Reason
		Without Change in Control		With Change in Control
Benefits upon Termination or Change in Control ($)	Voluntary Termination	For Cause	Without Cause/ for Good Reason(1)	Change in Control(2)	Death	Disability
Compensation:
Severance (Salary and Bonus)(3)	—	—	500,000	1,425,000	—	—
Pro-rata Bonus(4)	—	—	515,430	450,000	515,430	515,430

Long-term Incentives:
Restricted Stock Units(5)	—	—	787,682	1,473,764	1,473,764	1,473,764
Stock Options(6)	—	—	—	302,070	302,070	302,070
Performance Share Awards(7)	—	—	433,409	716,057	716,057	433,409
Benefits & Perquisites:
Life Insurance, Healthcare(8)	—	—	18,174	27,261	—	—
Outplacement Services(9)	—	—	7,500	15,000	—	—
Applicable Scaleback(10)	N/A	N/A	N/A	(147,151)	N/A	N/A
Total(11)	—	—	2,262,195	4,262,001	3,007,321	2,724,673

44    |    2019 Proxy Statement

Executive Compensation

Post-employment Payments — Mr. Howe

		Involuntary Termination/ Good Reason
		Without Change in Control		With Change in Control
Benefits upon Termination or Change in Control ($)	Voluntary Termination	For Cause	Without Cause/ for Good Reason(1)	Change in Control(2)	Death	Disability
Compensation:
Severance (Salary and Bonus)(3)	—	—	575,000	1,552,500	—	—
Pro-rata Bonus(4)	—	—	538,384	460,000	538,384	538,384

Long-term Incentives:
Restricted Stock Units(5)	—	—	56,623	304,528	304,528	304,528
Stock Options(6)	—	—	—	—	—	—
Performance Share Awards(7)	—	—	254,988	567,932	555,493	254,988
Benefits & Perquisites:
Life Insurance, Healthcare(8)	—	—	6,252	9,379	—	—
Outplacement Services(9)	—	—	7,500	15,000	—	—
Applicable Scaleback(10)	N/A	N/A	N/A	—	N/A	N/A
Total(11)	—	—	1,438,747	2,909,339	1,398,405	1,097,900

(1)

Amounts in this column represent the benefits the named executive officer would be entitled to receive in the event he or she experiences a hypothetical qualifying termination that does not constitute a CIC under the terms of Leidos Executive Severance Plan or the Leidos Equity and Deferred Compensation Plans.

(2)

Amounts in this column represent the benefits the named executive officer would be entitled to receive in the event a transaction had occurred on December 28, 2018 that constituted a CIC under the terms of the Leidos Equity and Deferred Compensation Plans, in addition to the benefits under an employment agreement (for Mr. Krone) or the Leidos Executive Severance Plan (for the named executive officers other than Mr. Krone).

(3)

Amounts shown for termination Without Cause or for Good Reason, not in connection with a CIC reflects a lump sum severance payment equal to one year of annual base salary. For a termination in connection with a CIC, the value reflects the sum of annual base salary and target bonus multiplied by (a) 2.5 for Mr. Krone, or (b) 1.5 for the other named executive officers.

(4)

Amounts shown for termination without a CIC, and for death and disability reflect a pro-rated bonus based on actual performance through December 28, 2018 and the number of days that elapsed during the performance period ended December 28, 2018. In the CIC scenario, the amount is based on target performance results.

(5)

For a termination not in connection with a CIC, the value reflects a portion of the named executive officers RSUs, pro-rated based on the number of days elapsed between the grant date and December 28, 2018, including accrued cash dividends as of December 28, 2018 (for Ms. Heise, also includes RSUs that continue to vest upon an involuntary termination absent a CIC). For terminations in connection with a CIC, death and disability, amounts represent the value of accelerated vesting of shares of all RSUs, including accrued dividends as of December 28, 2018 pursuant to the leidos equity and deferred compensation plans. For more information regarding the number of shares of unvested stock units held by Mr. Howe, see the table under the caption “Outstanding Equity Awards at Year-End.”

(6)

For a termination without a CIC, pro-rated amounts of stock options granted in 2017 and 2018 would vest based on the number of days elapsed between the grant date and December 28, 2018. However, the exercise prices of these options were in excess of our stock’s value on December 28, 2018. For a termination in connection with a CIC, or upon death or disability, represents the value of accelerated vesting of all unvested options held by the named executive officer at the end of the year issued pursuant to the Leidos Equity Plans. For more information regarding the number of shares and exercise prices underlying unvested options held see the table under the caption “Outstanding Equity Awards at Year-End.”

2019 Proxy Statement    |    45

Executive Compensation

(7)

For a termination without a CIC and for disability, the values represent a pro-rata amount of performance share awards, including accrued cash dividends, based on actual performance as of December 28, 2018. In the CIC and death scenarios, 2016 and 2017 awards reflect a pro-rata amount, including accrued cash dividends, based on actual performance as of December 28, 2018, while 2018 awards reflect full vesting based on target payouts. In the CIC and death scenarios, values assume full vesting of awards, including accrued cash dividends as of December 28, 2018.

(8)

Reflects single lump sum payments equal to 12 months of COBRA premiums for medical, dental and vision coverage for terminations not in connection with a CIC, and 18 months of COBRA premiums for terminations in connection with a CIC, except that Mr. Krone’s amounts reflect a lump sum payment in lieu of continued life, disability, medical, dental and vision coverage for 30 months upon a termination in connection with a CIC.

(9)

Represents the estimated value of outplacement counseling services to be provided to the named executive officers for 12 months following termination of employment or, except for Mr. Krone, for 6 months if the termination is not in connection with a CIC.

(10)	Estimates the Executive Severance Plan benefits to be reduced to avoid the payment of excess parachute payments pursuant to Section 280G of the Internal Revenue Code.

(11)

Amounts in this row represent the gross amount of benefits to be received by the named executive officer. In addition, the named executive officers would also be entitled to be paid for any unused comprehensive leave time accrued.

Treatment of Equity Awards upon Termination

With respect to outstanding equity awards, our executive officers are generally treated in the same way as all other employee award recipients if their employment is terminated due to death, disability, retirement, involuntary without cause departure, or voluntary departure.

In the case of death or disability, restricted stock units and options will vest immediately and options will remain exercisable for the remaining term of the option. For our 2017 and earlier performance share award program, target shares will be paid out promptly on a pro-rata basis upon death and for 2018, target shares will be paid out promptly upon death. In the case of disability for all performance share awards, individuals will receive a pro-rata number of shares after the end of the applicable three-year performance period, based on actual company performance over the full period.

Under our continued vesting program, employees who retire, including our executive officers, may continue holding and vesting in their stock options if they have held such options for at least 12 months prior to retirement and they retire (i) after age 59 1/2 with at least ten years of service or (ii) after age 59 1/2 when age at termination plus years of service equals at least 70. When an individual becomes eligible for continued vesting, restricted stock units will continue to vest in accordance with the original vesting schedule. Individuals meeting these qualifications who hold performance share awards will receive a pro-rata number of shares after the end of the applicable three-year performance period, based on actual company performance over the full period. We have the right to terminate continued vesting if an individual violates confidentiality, non-solicitation, non-compete, or similar obligations to us.

In the case of involuntary termination without cause departure, all restricted stock units and stock options granted 2017 or later will vest on a pro-rata basis provided the award has been held for a minimum of six months. In the case of a performance share award granted prior to 2017, individuals will receive a pro-rata number of shares after the end of the applicable three-year performance period, based on actual company performance over the full period. For performance share awards granted in 2018, individuals will receive a pro-rata number of shares after the end of the applicable three-year performance period, based on actual company performance over the full period, provided the award has been held for a minimum of 6 months.

In any other case, if the employment of an equity award recipient, including an executive officer, is terminated for any reason, all unvested restricted stock units, options and performance share awards are forfeited. Vested options remain exercisable for 90 days or until the option expiration date, if earlier.

46    |    2019 Proxy Statement

Executive Compensation

Pay Ratio Disclosure

In accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (which we collectively refer to as the “Pay Ratio Rule”), we are providing the following estimated information for 2018:

▶	the median of the annual total compensation of all our employees (except our Chief Executive Officer) was $95,000;

▶	the annual total compensation of our Chief Executive officer was $9,834,974; and

▶	the ratio of these two amounts was 104 to 1. We believe that this ratio is a reasonable estimate calculated in a manner consistent with the requirements of the Pay Ratio Rule.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and apply various assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

Methodology for Identifying Our “Median Employee”

Employee Population

To identify the median of the annual total compensation of all of our employees (other than our Chief Executive Officer), we first identified our total employee population from which we determined our “median employee.” We selected December 28, 2018, which is within the last three months of 2018, as the date upon which we would identify the “median employee.” We determined that, as of December 28, 2018, our employee population consisted of 32,147 individuals (of which approximately 93% were located in the United States and 7% were located in jurisdictions outside the United States). Our employee population consisted of our global workforce of full-time, part-time, and temporary employees, as described in more detail below.

Adjustments to Our Employee Population

As permitted by the Pay Ratio Rule, we adjusted our total employee population (as described above) for purposes of identifying our “median employee” by excluding approximately 1,135 of our employees located in certain jurisdictions outside of the United States given the relatively small number of employees in those jurisdictions and the estimated costs of obtaining their compensation information, as follows: 1,070 employees from the United Kingdom; 14 employees from Israel; 2 employees from Singapore, 1 employee from South Korea, 21 employees from Canada and 27 employees from Saudi Arabia.

After taking into account the above described adjustments to our employee population as permitted by the Pay Ratio Rule, our total adjusted employee population for purposes of determining our “median employee” consisted of approximately 31,012 individuals.

Determining Our Median Employee

To identify our “median employee” from our total adjusted employee population, we compared the annualized salary of our employees as reflected in our human resources system of record. We identified our “median employee” using this compensation measure, which was consistently applied to all our employees included in the calculation. After identifying the median employee, that employee’s compensation was restated based on the Summary Compensation Table elements. Using the methodologies described above, we determined that our “median employee” was a full-time, salaried employee located in the United States with base wages for the 12-month period ending December 28, 2018 in the amount of $95,000.

Determination of Annual Total Compensation of Our “Median Employee” and Our CEO

Once we identified our “median employee”, we then calculated such employee’s annual total compensation for 2018 using the same methodology we used for purposes of determining the annual total compensation of our named executive officers for 2018 (as set forth in the 2018 Summary Compensation Table in this Proxy Statement).

Our CEO’s annual total compensation for 2018 for purposes of the Pay Ratio Rule is equal to the amount reported in the “Total” column in the 2018 Summary Compensation Table, adjusted, to the extent applicable, in a similar manner as the annual total compensation of our “median employee”.

2019 Proxy Statement    |    47

Proposal 3 — Stockholder Proposal: Simple Majority Vote

Mr. John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA 90278, has notified Leidos that he intends to present the following proposal for consideration at the 2019 stockholders’ meeting. In accordance with SEC rules, the proposal, along with the supporting statement of the stockholder proponent, is set forth below. Leidos is not responsible for the content of the proposal or supporting statement. Our Board of Directors opposes and unanimously recommends that you vote “AGAINST” the proposal for the reasons stated after the proposal.

Stockholder Proposal

RESOLVED, Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. The proponents of these proposals included Ray T. Chevedden and William Steiner. The votes would have been higher than 74% to 88% if all shareholders had ready access to independent voting advice.

Currently a 1%-minority can frustrate the will of our 66%-shareholder majority. In other words a 1%-minority could have the power to prevent shareholders from making an overdue change. This can be particularly important during periods of management underperformance and/or an economic downturn.

Simple Majority Vote — Proposal 3

Board Response

Statement in Opposition to Stockholder Proposal to Change Certain Voting Requirements

The Board has carefully considered the above proposal and believes it is not in the best interests of our stockholders. Consequently, the Board will oppose this proposal if it is properly presented at the 2019 annual meeting and recommends a vote AGAINST this proposal.

Under our existing governance documents, a simple majority vote requirement already applies to most matters submitted for stockholder approval. However, our certificate of incorporation provides for more stringent voting requirements in certain limited circumstances, such as in the event of a change of control or with respect to amending certain provisions of our certificate of incorporation, including the procedures for calling stockholder meetings, altering the size of the Board and removing directors.

Our Board believes that the requirement of a supermajority vote for a limited number of fundamental matters serves important corporate governance objectives. These include:

▶

Ensuring Broad Stockholder Consensus for Key Actions. The Board believes that extraordinary transactions and fundamental changes to corporate governance should have the support of a broad consensus of our stockholders rather than just a simple majority. The Board also believes that the supermajority vote requirements protect stockholders, particularly minority stockholders, from the potentially self-interested actions of short-term investors. Without these provisions, it would be possible for a group of short-term stockholders to approve an extraordinary transaction that is not in the best interests of our company and opposed by nearly half of our stockholders. Targeted supermajority vote requirements, limited to a small number of critical matters, preserve and maximize long-term value for all stockholders.

48    |    2019 Proxy Statement

Proposal 3 — Stockholder Proposal: Simple Majority Vote

▶

Providing Protection Against Certain Takeovers. Our supermajority voting provisions further protect our stockholders by encouraging persons or firms making unsolicited takeover proposals to negotiate directly with the Board, which provides the Board with increased leverage to maximize value for all stockholders. We believe that our independent Board is in the best position to evaluate proposed offers, consider alternatives and protect stockholders.

▶

We are committed to a corporate governance structure that promotes stockholder rights and accountability. Consistent with our current practice, our Board will continue to evaluate the future implementation of appropriate corporate governance changes. However, for the reasons discussed above, our Board does not believe it is in the best interests of our stockholders or our company to implement the stockholder proposal’s request for the lowest possible voting thresholds on all matters on which stockholders vote.

Vote Required

The affirmative vote of the holders of a majority of the voting power of common stock, present or represented and entitled to vote at the annual meeting is required to approve the proposal. Abstentions have the effect of a vote against the proposal, and broker “non-votes” have no effect on the outcome of the proposal. Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “AGAINST” the proposal. The proposal is not binding on the Board or the Company.

Recommendation of the Board

The Board of Directors unanimously recommends a vote AGAINST this proposal.

2019 Proxy Statement    |    49

Proposal 4 — Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit and Finance Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending January 3, 2020. During the fiscal year ended December 28, 2018, Deloitte & Touche LLP served as our independent registered public accounting firm and also provided certain tax and other audit-related services as set forth under the caption “Audit Matters” below. Representatives of Deloitte & Touche LLP will be at the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

Stockholders are not required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. However, we are submitting the appointment for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment, the Audit and Finance Committee will consider whether or not to retain Deloitte & Touche LLP. Even if the appointment is ratified, the Audit and Finance Committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our stockholders’ best interests.

Vote Required

The affirmative vote of the holders of a majority of the voting power of common stock, present or represented and entitled to vote at the annual meeting is required to approve the proposal. Abstentions have the effect of a vote against the proposal, and broker “non-votes” have no effect on the outcome of the proposal. Shares of common stock represented by properly executed, timely received and unrevoked proxies will be voted in accordance with the instructions indicated thereon. In the absence of specific instructions, properly executed, timely received and unrevoked proxies will be voted “FOR” the proposal.

Recommendation of the Board of Directors

The Board of Directors recommends stockholders vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2020.

50    |    2019 Proxy Statement

Audit Matters

Audit and Finance Committee Report

The Audit and Finance Committee assists the Board in its oversight of: (i) the integrity of the company’s financial statements, including the financial reporting process, system of internal control over financial reporting and audit process; (ii) the company’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; (iv) the performance of the company’s internal audit function and independent registered public accounting firm; and (v) financial reporting risk assessment and mitigation. The Audit and Finance Committee’s job is one of oversight and it recognizes that management is responsible for the preparation and certification of the company’s financial statements and that the independent registered public accounting firm is responsible for auditing those financial statements.

The Audit and Finance Committee recognizes that financial management, including the internal audit staff, and the independent registered public accounting firm, have more time, knowledge, and detailed information on the company than do Audit and Finance Committee members. Consequently, in carrying out its oversight responsibilities, the Audit and Finance Committee is not providing any expert or special assurance as to the company’s financial statements or any professional certification as to the independent registered public accounting firm’s work.

The duties and responsibilities of the Audit and Finance Committee have been set forth in a written charter since 1975. A copy of the current Audit and Finance Committee charter is available on the company’s website at www.leidos.com by clicking on the links entitled “Corporate Governance” and then “Board Committees.” Each member of the Audit and Finance Committee meets the independence and financial literacy requirements of the SEC and the NYSE. In addition, all of the Committee members qualify as audit committee financial experts under SEC rules.

In the course of fulfilling its responsibilities, the Audit and Finance Committee has:

▶

met with the internal auditor and the independent registered public accounting firm to discuss any matters that the internal auditor, the independent registered public accounting firm or the Committee believed should be discussed privately without members of management present;

▶

met with management of the company to discuss any matters management or the Committee believed should be discussed privately without the internal auditor or the independent registered public accounting firm present;

▶

reviewed and discussed with management and Deloitte & Touche LLP, the company’s independent registered public accounting firm, the audited consolidated financial statements for the fiscal year ended December 28, 2018;

▶

discussed with Deloitte & Touche LLP the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Standards and Rule 2-07 of Regulation S-X (Communications with Audit Committees); and

▶	received the written disclosures and the letter required by the applicable PCAOB Standard (Communication with Audit and Finance Committees Concerning Independence).

Based on the reviews and discussions summarized in this Report and subject to the limitations on our role and responsibilities referred to above and contained in the Audit and Finance Committee charter, the Audit and Finance Committee recommended to the Board of Directors that the company’s audited consolidated financial statements referred to above be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2018 for filing with the SEC.

Lawrence C. Nussdorf (Chair)

David G. Fubini

Harry M.J. Kraemer, Jr.

Robert C. Kovarik, Jr.

Robert S. Shapard

Susan M. Stalnecker

2019 Proxy Statement    |    51

Audit Matters

Independent Registered Public Accounting Firm

The Audit and Finance Committee of the Board of Directors has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit our financial statements for the fiscal year ending January 3, 2020. Stockholders are being asked to ratify the appointment of Deloitte & Touche LLP at the annual meeting.

Audit and Non-Audit Fees

Aggregate fees billed for the 2018 and 2017 fiscal years by our independent registered public accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited and their respective affiliates (collectively, the “Deloitte Entities”), were as follows:

	2018	2017

Audit fees(1)	$7,640,100	$7,919,800

Audit-related fees	—	—

Tax fees(2)	$442,600	$122,800

All other fees(3)	$6,300	$6,600

Total fees	$8,089,000	$8,049,200

(1)

Audit fees include professional services rendered for the audit of the annual consolidated financial statements (including services incurred with rendering an opinion under Section 404 of the Sarbanes-Oxley Act of 2002) and review of quarterly consolidated financial statements. Audit fees also include services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, including statutory audits.

(2)

Tax fees include a variety of permissible tax services related to preparation and/or review of statutory tax filings within U.S., foreign and state jurisdictions, general tax advisory services (including research and discussions related to tax compliance matters), tax planning and assistance with transfer pricing documentation and dispositions.

(3)	All other fees relate to the purchase of accounting-related research software.

The Audit and Finance Committee has considered whether the above services provided by the Deloitte Entities are compatible with maintaining the independence of the Deloitte Entities. The Audit and Finance Committee has the responsibility to pre-approve all audit and non-audit services to be performed by the independent registered public accounting firm in advance. Further, the Chair of the Audit and Finance Committee has the authority to pre-approve audit and non-audit services, as necessary, between regular meetings of the Audit and Finance Committee, provided that any such services so pre-approved shall be disclosed to the full Audit and Finance Committee at its next scheduled meeting. All of the fees set forth above were pre-approved by one of these means.

52    |    2019 Proxy Statement

Other Information

Stock Ownership of Certain Beneficial Owners

The following table provides information regarding the beneficial ownership of each person known by us to beneficially own more than five percent of Leidos common stock.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class

The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	14,007,207 shares(1)	9.35%

BlackRock, Inc. 55 East 52nd Street, New York, NY 10022	13,848,515 shares(2)	9.20%

FMR LLC 245 Summer Street, Boston, MA 02210	9,479,844 shares(3)	6.33%

Vanguard Fiduciary Trust Company 500 Admiral Nelson Boulevard, Malvern, PA 19355	8,065,426 shares(4)	5.39%

(1)

Information shown is based on information reported by the filer on a Schedule 13G/A filed with the SEC on February 12, 2019 in which The Vanguard Group, an investment adviser filing on behalf of itself and two wholly owned subsidiaries, reported that it has sole voting power over 95,430 shares, shared voting power over 44,495 shares, sole dispositive power over 13,869,885 shares and shared dispositive power over 137,322 shares.

(2)

Information shown is based on information reported by the filer on a Schedule 13G/A filed with the SEC on February 6, 2019 in which BlackRock, Inc., a holding company filing on behalf of itself and various subsidiaries, reported that it has sole voting power over 13,066,701 shares and sole dispositive power over 13,848,515 shares.

(3)

Information shown is based on information reported by the filer on a Schedule 13G/A filed with the SEC on February 13, 2019 in which FMR LLC, a holding company filing on behalf of itself and various subsidiaries and affiliates and other companies, reported that it has sole voting power over 598,807 shares and sole dispositive power over 9,479,844 shares.

(4)

According to a Schedule 13G/A filed with the SEC by Vanguard on February 1, 2019, these shares are held by Vanguard Fiduciary Trust Company as trustee of the Leidos Retirement Plan and as of December 31, 2018, all such shares have been allocated to plan participants. Subject to ERISA, Vanguard votes these shares as directed by the plan participants. Accordingly, Vanguard has shared voting and dispositive power with respect to these shares. Shares held by Vanguard are also included in the amounts held by individuals and the group set forth in the table below.

2019 Proxy Statement    |    53

Other Information

Stock Ownership of Directors and Officers

The following table sets forth, as of February 25, 2019, the beneficial ownership of our common stock by our directors and the named executive officers, and all of our directors and executive officers as a group. None of these individuals beneficially owns more than one percent of our common stock. As a group, our directors and executive officers beneficially own approximately 1.17% of our common stock. The percentage of beneficial ownership is based on 143,627,823 shares of our common stock outstanding as of February 25, 2019. Unless otherwise indicated, each individual has sole investment power and sole voting power with respect to the shares beneficially owned by such person, except for such power that may be shared with a spouse. No shares have been pledged.

Beneficial Owner	Common stock	Stock units(1)	Option shares and RSUs(2)	Total shares beneficially owned

Directors

Gregory R. Dahlberg	4,417	—	15,637	20,054

David G. Fubini	11,802	—	47,989	59,791

Miriam E. John	9,310	65,912	56,982	132,204

Frank Kendall III	—	1,827	10,325	12,152

Robert C. Kovarik, Jr.	—	—	5,295	5,295

Harry M. J. Kraemer, Jr.	60,760	109,230	56,982	226,972

Gary S. May	6,680	—	29,790	36,470

Surya N. Mohapatra	11,317	—	15,637	26,954

Lawrence C. Nussdorf	29,970	—	56,982	86,952

Robert S. Shapard	15,802	—	47,989	63,791

Susan M. Stalnecker	4,417	—	15,637	20,054

Noel B. Williams	11,802	—	47,989	59,791

Named Executive Officers

Roger A. Krone	105,603	68,253	438,852	612,708

James C. Reagan	15,393	52,560	92,565	160,518

Jonathan W. Scholl	26,149	—	44,258	70,407

Angela L. Heise	9,245	—	13,432	22,677

Jerald S. Howe, Jr.	2,000	527	5,796	8,323

All directors and executive officers as a group (22 persons)	366,858	298,309	1,027,307	1,692,474

(1)

Represents vested stock units attributable to the individual or the group in the Key Executive Stock Deferral Plan. Shares held in these plans are voted by the trustee in the same proportion as all other stockholders collectively vote their shares of common stock.

(2)	Shares subject to options exercisable or restricted stock units subject to vesting, both within 60 days following February 25, 2019.

54    |    2019 Proxy Statement

Other Information

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 and the rules of the SEC require our directors and executive officers to file reports of their ownership and changes in ownership of common stock with the SEC. Our personnel generally prepare and file these reports on the basis of information obtained from each director and officer and pursuant to a power of attorney. All of our directors and executive officers and, to our knowledge, beneficial owners of more than 10% of our common stock complied during fiscal 2018 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

Stockholder Proposals for the 2020 Annual Meeting

Any stockholder proposals intended to be presented at the 2020 annual meeting of stockholders must be received by us no later than November 15, 2019 in order to be considered for inclusion in our Proxy Statement and form of proxy relating to that meeting.

Our proxy access bylaws permit a stockholder or group of stockholders (up to 20) who have owned at least three percent of common stock for at least three years to submit director nominees for inclusion in our Proxy Statement if the nominating stockholder(s) satisfies the requirements specified in the bylaws. To be timely, the notice must be delivered to the Corporate Secretary not later than the close of business on the 120th day, nor earlier than the close of business on the 150th day, prior to the first anniversary of the date that the proxy statement for the annual meeting was sent to stockholders. In the event, however, that the annual meeting is not scheduled to be held within a period that begins 30 days before the first anniversary date of the preceding year’s annual meeting of stockholders and ends 30 days after the first anniversary date of the preceding year’s annual meeting of stockholders, then the notice of nomination must be provided by the later of the close of business on the date that is 180 days prior to the annual meeting or the tenth day following the date such annual meeting is first publicly announced or disclosed. Therefore, in connection with the 2020 annual meeting of stockholders, notice must be delivered to the Corporate Secretary between October 16 and November 15, 2019.

In addition, Sections 2.07 and 3.03 of our bylaws provides that, in order for a stockholder to propose any matter (including nominations for directors) for consideration at the annual meeting (other than by inclusion in the Proxy Statement), such stockholder must give timely notice to our Corporate Secretary of his or her intention to bring such business before the meeting. To be timely, notice must be delivered to the Corporate Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting. In the event, however, that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us, whichever occurs later. Therefore, in connection with the 2020 annual meeting of stockholders, notice must be delivered to the Corporate Secretary between December 28, 2019 and January 27, 2020.

Such stockholder’s notice must include certain information about the stockholder and the underlying beneficial owner, if any, including his or her name, age, address, occupation, shares, rights to acquire shares, information about derivatives, hedges, short positions, understandings or agreements regarding the economic and voting interests of the stockholder and related persons with respect to our stock, if any, and such other information as would be required to be disclosed in a proxy statement soliciting proxies for the election of the proposed nominee. A stockholder’s notice must be updated, if necessary, so that the information submitted is true and correct as of the record date for determining stockholders entitled to receive notice of the meeting.

2019 Proxy Statement    |    55

Other Information

Annual Report on Form 10-K

We will provide without charge to any stockholder, upon written or oral request, a copy of our Annual Report without exhibits. Requests should be directed to Leidos Holdings, Inc., 11951 Freedom Drive, Reston, Virginia 20190, Attention: Corporate Secretary or by calling 1-571-526-6000.

By Order of the Board of Directors

Raymond L. Veldman

Corporate Secretary

March 14, 2019

56    |    2019 Proxy Statement

    ATTN: STOCK PROGRAMS

    11955 FREEDOM DRIVE

    M/S: FS2-15-1

    RESTON, VA 20190

VOTE BY INTERNET - www.proxyvote.com or scan the barcode above

Use the Internet to transmit your proxy and/or voting instructions and for electronic delivery of information. Have your proxy and voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic proxy and voting instruction form. Please see the reverse side of this card for information regarding specific voting deadlines.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Leidos in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your proxy and/or voting instructions. Have your proxy and voting instruction card in hand when you call and then follow the instructions. Please see the reverse side of this card for information regarding specific voting deadlines.

BY MAIL

Mark, sign and date your proxy and voting instruction card and return it in the postage-paid envelope we have provided or return it to Leidos, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE CONFIRMATION

You may confirm that your instructions were received and included in the final tabulation to be issued at the Annual Meeting on April 26, 2019 via the ProxyVote Confirmation link at www.proxyvote.com by using the information that is printed in the box marked by the arrow   . Vote Confirmation is available 24 hours after your vote is received beginning April 11, 2019, with the final vote tabulation remaining available through June 26, 2019.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E60224-P19862	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY AND VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED

VOTE ON DIRECTORS - The Board of Directors recommends a vote FOR each of the nominees listed below.

1.	Nominees:		For	Against	Abstain

	1a.	Gregory R. Dahlberg	☐	☐	☐

	1b.	David G. Fubini	☐	☐	☐

	1c.	Miriam E. John	☐	☐	☐

	1d.	Frank Kendall III	☐	☐	☐

	1e.	Robert C. Kovarik, Jr.	☐	☐	☐

	1f.	Harry M.J. Kraemer, Jr.	☐	☐	☐

	1g.	Roger A. Krone	☐	☐	☐

	1h.	Gary S. May	☐	☐	☐

	1i.	Surya N. Mohapatra	☐	☐	☐

	1j.	Lawrence C. Nussdorf	☐	☐	☐

	1k.	Robert S. Shapard	☐	☐	☐

			For	Against	Abstain

	1l.	Susan M. Stalnecker	☐	☐	☐

	1m.	Noel B. Williams	☐	☐	☐

VOTE ON PROPOSAL 2 - The Board of Directors recommends a vote FOR proposal 2.			For	Against	Abstain

2.	Approve, by an advisory vote, executive compensation.		☐	☐	☐

VOTE ON PROPOSAL 3 - The Board of Directors recommends a vote AGAINST proposal 3.			For	Against	Abstain

3.	Stockholder proposal regarding simple majority vote.		☐	☐	☐

VOTE ON PROPOSAL 4 - The Board of Directors recommends a vote FOR proposal 4.			For	Against	Abstain

4.	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 3, 2020.		☐	☐	☐

Please complete, date, sign and mail promptly in the enclosed envelope which requires no postage.

Please sign EXACTLY as name or names appear(s) hereon. When signing as attorney, executor, trustee, administrator or guardian, please give your full title. If a trust requires the signature of more than one trustee, all required trustees must sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

*ADMISSION TICKET*

Please bring this top half of your proxy card, along with a government issued photo I.D.

in order to gain admission to the meeting.

You can view the Leidos Annual Report on Form 10-K and the proxy materials for the annual meeting on the

Internet at www.proxyvote.com

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —— — — — — —

E60225-P19862

Proxy and Voting Instruction Card for the Annual Meeting of Stockholders - April 26, 2019

This Proxy and Voting Instruction Card is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Jerald S. Howe, Jr. and Raymond L. Veldman, and each of them, with full power of substitution, as proxies to represent the undersigned and to vote all of the shares of common stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Leidos Holdings, Inc. (the “Company”) to be held at the Company’s office, 11951 Freedom Drive, Reston, Virginia 20190, on Friday, April 26, 2019, at 9:00 a.m. (local time), and at any adjournment, postponement or continuation thereof (the “2019 Annual Meeting of Stockholders”), as indicated on the reverse side.

For stockholders who are participants in the Leidos, Inc. Retirement Plan (the “Leidos Retirement Plan”), the undersigned also hereby instructs the Trustee, Vanguard Fiduciary Trust Company, and any successor, to vote all of the shares of common stock held for the undersigned’s account in the Leidos Retirement Plan at the 2019 Annual Meeting of Stockholders, as indicated on the reverse side.

The shares of common stock to which this proxy and voting instruction card relates will be voted as directed. If this proxy and voting instruction card is properly signed and returned but no instructions are indicated with respect to a particular item, (A) the shares represented by this proxy and voting instruction card which the undersigned is entitled to vote will be voted (i) FOR each of the nominees standing for election as a director, (ii) FOR Proposal 2, (iii) AGAINST Proposal 3, (iv) FOR Proposal 4 and in the discretion of the proxy holders, on any other matters properly coming before the meeting and any adjournment, postponement or continuation thereof and (B) the shares represented by this proxy and voting instruction card held for the undersigned’s account in the Leidos Retirement Plan will be voted in the same proportion as the shares held in the Leidos Retirement Plan for which voting instructions have been received are voted. This proxy and voting instruction card, if properly executed and delivered in a timely manner, will revoke all prior proxies and voting instruction cards executed and delivered by the undersigned.

For shares not held in the Leidos Retirement Plan, the deadline for submitting a proxy using the Internet or the telephone is 11:59 p.m. Eastern Time on April 25, 2019. For shares held in the Leidos Retirement Plan, the deadline for submitting voting instructions using any of the allowed methods is 11:59 p.m. Eastern Time on April 23, 2019.

Please complete, sign, date and return the Proxy and Voting Instruction Card promptly using the enclosed envelope.

(Continued and to be signed on reverse side.)